SCHEDULE 14C

(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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XO Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

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XO HOLDINGS, INC.
13865 SUNRISE VALLEY DRIVE
HERNDON, VIRGINIA 20171

(703) 547-2000

NOTICE OF ACTION BY WRITTEN CONSENT
AND OF APPRAISAL RIGHTS

July 26, 2011

Dear Stockholders:

On behalf of XO Holdings, Inc., we send you the enclosed information statement regarding the proposed merger of XO Holdings, Inc. with a subsidiary of ACF Industries Holding Corp. (the “Merger”). The Merger will be accomplished pursuant to the Agreement and Plan of Merger dated July 11, 2011 (the “Merger Agreement”) among the Company and ACF Industries Holding Corp., a Delaware corporation (“ACF”), Arnos Corp., a Delaware corporation (“Arnos”), Arnos Sub Corp., a Delaware corporation (“Arnos Sub”), High River Limited Partnership, a Delaware limited partnership (“High River”), Barberry Corp., a Delaware corporation (“Barberry”, and together with, ACF, Arnos, Arnos Sub and High River, collectively, the “Parent Group”), and XO Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent Group (“Merger Sub”). The Merger is expected to close as soon as the requisite 20 calendar day waiting period following the mailing of this information statement has expired and the other conditions to the Merger have been satisfied or waived. We expect that the Merger will be completed in the third quarter of 2011.

Pursuant to the Merger, the holders of our common stock other than Parent Group will be entitled to receive cash in the amount of $1.40 for each outstanding share of our common stock owned immediately before the effective time of the Merger, without interest and less any applicable withholding tax. In addition, the holders of our common stock other than Parent Group will also be granted a non-transferable, uncertificated contract right to receive a share of certain proceeds in excess of $1.40 per share obtained by Parent Group, which will be the post-Merger parent of XO, in certain circumstances if Parent Group should sell XO or its assets within one year of the signing of the Merger Agreement (such contract right being referred to herein as a “Contractual Value Right” or “CVR”). The details of the CVRs are more fully described in the enclosed information statement (see “The Merger — Merger Consideration”). Holders of options issued under the 2002 Stock Incentive Plan have the right to exercise their options up to the effective time of the Merger. However, since the Company has no options outstanding with an exercise price below $4.80, the Company does not expect any options to be exercised. All unexercised options will expire at the effective time of the Merger.

After careful consideration, and upon the recommendation of a special committee of independent directors (the “Special Committee”) the Board of Directors of XO Holdings, Inc. (the “Board”) has (i) determined that the Merger is advisable and in the best interests of our stockholders other than the Parent Group and (ii) approved the Merger and the Merger Agreement.

On July 11, 2011, entities controlled by Mr. Carl C. Icahn, the Chairman of our Board, who held in the aggregate approximately 90% of the voting rights associated with our issued and outstanding common stock and preferred stock, adopted the Merger Agreement by written consent. As a result, the Merger Agreement has already been adopted by the required vote of our stockholders under Delaware law, and no further action by our stockholders is required by law to complete the transaction.

This notice and the information statement enclosed herewith shall constitute notice to you of action by written consent contemplated by Section 228(e) of the General Corporation Law of the State of Delaware, referred to as the DGCL.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE MERGER AGREEMENT AND MERGER HAVE ALREADY BEEN
ADOPTED BY STOCKHOLDERS.

Under Delaware law, if you did not consent to the adoption of the Merger Agreement or waive your appraisal rights, you are entitled to appraisal rights in connection with the Merger as described in the enclosed information statement. If you comply with the requirements of Section 262 of the DGCL (which includes a requirement that you deliver a written demand for appraisal of your shares within 20 days after the mailing of the enclosed information statement), you will have the right to seek an appraisal by the Delaware Court of Chancery, and to be paid the “fair value” of your shares of common stock at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, which amount may be higher or lower than the value of the consideration provided in the Merger Agreement. The determination of “fair value” will not depend on the value of the Merger consideration, including any value relating to the CVRs issued as part of the Merger consideration. This notice and the enclosed information statement constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex C to the enclosed information statement. For additional information, see “The Merger — Appraisal Rights” in the enclosed information statement.

The information statement enclosed with this letter includes important information about XO Holdings, Inc. and the Merger, including several risks associated with the Merger (e.g., the existence of conditions to our obligations and those of Parent Group to complete the Merger, all of which must be either satisfied or waived prior to the completion of the Merger), and should be read carefully and in its entirety. Neither the information statement, nor any other information you receive from XO Holdings, Inc. in respect of the Merger, is intended to be legal, tax or investment advice. Accordingly, you should consult your own legal counsel, accountants and investment advisors as to legal, tax and other matters concerning the Merger.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Please do not send in your XO Holdings, Inc. stock certificates at this time.  If the Merger is consummated, you will receive instructions regarding the surrender of your stock certificates and payment for your XO Holdings, Inc. shares as promptly as practicable after the Merger becomes effective.

Thank you for your support.

Sincerely,

Simone Wu
Senior Vice President, Secretary, General Counsel
By order of the Board of Directors

XO HOLDINGS, INC.
13865 SUNRISE VALLEY DRIVE
HERNDON, VIRGINIA 20171

(703) 547-2000

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE MERGER AGREEMENT HAS
ALREADY BEEN ADOPTED BY STOCKHOLDERS.

This information statement is being furnished to the stockholders of XO Holdings, Inc., a Delaware corporation, which we refer to as XO Holdings or the Company, in connection with action to be taken by XO Holdings as a result of a written consent, dated July 11, 2011, executed and delivered by holders of approximately 90% of the voting power associated with XO Holding’s issued and outstanding common stock and preferred stock.

By written consent of stockholders executed on July 11, 2011, the stockholders adopted the Agreement and Plan of Merger dated July 11, 2011 (the “Merger Agreement”) among the Company, ACF Industries Holding Corp., a Delaware corporation (“ACF”), Arnos Corp., a Delaware corporation (“Arnos”), Arnos Sub Corp., a Delaware corporation (“Arnos Sub”), High River Limited Partnership, a Delaware limited partnership (“High River”), Barberry Corp., a Delaware corporation (“Barberry”, and together with, ACF, Arnos, Arnos Sub and High River, collectively, the “Parent Group”), and XO Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent Group (“Merger Sub”). As a result, the Merger Agreement has already been adopted by the required vote of our stockholders under Delaware law, and no further action by our stockholders is required by law to complete the Merger.

Merger Sub will merge with and into XO Holdings and the stockholders of XO Holdings, other than the Parent Group and stockholders who properly demand appraisal of their shares, will receive cash for each share of our common stock beneficially owned on the day the Merger is completed in an amount equal to $1.40 per share. In addition, such holders of our common stock will also be granted a non-transferable, uncertificated contract right to receive a share of certain proceeds in excess of $1.40 per share obtained by Parent Group, which will be the post-Merger parent of XO, in certain circumstances if Parent Group should sell XO or its assets within one year of the signing of the Merger Agreement (such contract right being referred to herein as a “Contractual Value Right” or “CVR”). The terms of the Merger Agreement and the Merger to which it pertains are described below.

As of July 11, 2011, the record date for this information statement, the Company had 182,075,165 shares of common stock and 780,000 shares of preferred stock outstanding, which together represented 833,465,615 votes on such date. As of July 11, 2011, entities affiliated with Parent Group were entitled to vote an aggregate of 764,801,221 votes, which represents approximately 90% of the voting power of the shares entitled to vote on the adoption of the Merger Agreement. Under applicable Delaware law and XO Holdings’ Certificate of Incorporation, the adoption of the Merger Agreement described above requires the consent of at least a majority of the combined voting power of our common stock and preferred stock.

As stated, as of the Record Date, entities controlled by Mr. Carl C. Icahn, the Chairman of our Board, inclusive of Parent Group, owned shares of our common stock and preferred stock representing greater than 50% of the combined voting power of our common stock and preferred stock. As a result, Mr. Icahn owned sufficient shares of our common stock and preferred stock to adopt by written consent the Merger Agreement in connection with which this information statement and the related materials are being delivered. Therefore, no vote or further action of the stockholders of XO Holdings is required in order to adopt the Merger Agreement or approve or implement the Merger.

Pursuant to Delaware law, unless prohibited in a corporation’s certificate of incorporation, any action permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted and such written consent is delivered to the corporation. XO Holdings Certificate of Incorporation does not prohibit stockholder action by written consent. In addition, pursuant to Section 228(e) of the DGCL, prompt notice of any such action by written consent must be given to those stockholders who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement constitutes such required notice. Only stockholders of record at the close of business on July 11, 2011, the record date for the action by written consent, are entitled to notice of the written consent.

Under Section 262 of the DGCL, a copy of which is attached as Annex C to this information statement, XO Holdings stockholders who did not consent to the adoption of the Merger Agreement and who do not waive their appraisal rights may be entitled to appraisal rights in connection with the Merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal by the Delaware Court of Chancery, and to be paid the “fair value” of your shares of common stock at the effective time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as determined by the Delaware Court of Chancery, which amount may be higher or lower than the value of the consideration provided for in the Merger Agreement. This information statement and the attached notice constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL. For additional information, see “The Merger — Appraisal Rights.”

Notwithstanding the execution and delivery of the stockholder written consent, under applicable securities regulations, the Merger may not be completed until 20 days after the date of mailing of this information statement to the XO Holdings stockholders who did not participate in such written consent. Therefore, the earliest possible date on which the Merger can be consummated is August 18, 2011. In addition to the expiration of the waiting period, there are conditions to our obligations and those of Parent Group to complete the Merger, all of which must be either satisfied or waived prior to the completion of the Merger.

This information statement is first being mailed to common stockholders of XO Holdings on or about July 28, 2011.

SUMMARY TERM SHEET

The following summary briefly describes the material terms of the Merger Agreement and the proposed Merger. While this summary describes the material terms that you should consider when evaluating the Merger, the information statement contains a more detailed description of these terms. We encourage you to read the information statement in its entirety. We have included section and page references to the information statement to direct you to a more complete description of the topics described in this summary. Unless we indicate otherwise or unless the context requires otherwise, all references to “XO Holdings” “we,” “our” or “us” refer to XO Holdings, Inc. and, where appropriate, its subsidiaries. Capitalized terms not defined in this summary term sheet have the meaning ascribed to them in the full information statement.

The Merger

The Merger will be accomplished pursuant to the Agreement and Plan of Merger, dated as of July 11, 2011 (the “Merger Agreement”) among the Company and ACF Industries Holding Corp., a Delaware corporation (“ACF”), Arnos Corp., a Delaware corporation (“Arnos”), Arnos Sub Corp., a Delaware corporation (“Arnos Sub”), High River Limited Partnership, a Delaware limited partnership (“High River”),

Barberry Corp., a Delaware corporation (“Barberry”, and together with, ACF, Arnos, Arnos Sub and High River, collectively, the “Parent Group”), and XO Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent Group (“Merger Sub”). Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub, a Delaware corporation, a direct, wholly-owned subsidiary of Parent Group and a party to the Merger Agreement, will merge with and into us. As a result of the Merger, XO Holdings will be a direct, wholly-owned, Delaware subsidiary of Parent Group. Upon completion of the Merger, each share of XO Holdings’ common stock that is issued and outstanding (other than those for which appraisal rights are validly perfected, those owned by Parent Group or Merger Sub, or those held in treasury) will be canceled and converted into the right to receive $1.40 in cash, without interest and less any applicable withholding tax, and one contractual value right, which we refer to as a CVR. The Merger Agreement provides that the certificate of incorporation of the surviving corporation will be amended and restated to read in the form attached to the Merger Agreement at the effective time. The Merger Agreement also provides that the bylaws of Merger Sub will become the bylaws of XO Holdings as the surviving corporation at the effective time. See “The Merger — Background to the Merger” beginning on page 6 and “The Merger Agreement — Certificate of Incorporation and Bylaws“ beginning on page 31.

The Companies

XO Holdings

XO Holdings is a leading nationwide provider of advanced broadband communications services and solutions for businesses, enterprises, government, carriers and service providers. Its customers include more than half of the Fortune 500, in addition to leading cable companies, carriers, content providers and mobile network operators. Utilizing its unique combination of high-capacity nationwide and metro networks as well as broadband wireless capabilities, XO offers customers a broad range of managed voice, data and IP services with proven performance, scalability and value in more than 85 metropolitan markets across the United States. See “The Companies — XO Holdings” beginning on page 5.

Parent Group

The Parent Group consists of entities that are directly or indirectly wholly-owned by Carl Icahn, the Chairman of the Board of Directors and holder of approximately 90% of the voting rights associated with our issued and outstanding common stock and preferred stock. Arnos Sub is 100% owned by Arnos. Arnos is 100% owned by Unicorn Associates Corporation, a New York corporation, which is 100% owned by ACF. ACF is wholly-owned by Highcrest Investors Corp., a Delaware corporation, which is approximately 99% owned by Buffalo Investors Corp., a New York corporation, which is wholly-owned by Starfire Holding Corporation, a Delaware corporation, which is wholly-owned by Mr. Icahn. Mr. Icahn is the chairman, President and sole Director of Starfire Holding Corporation, the chairman and a Director of ACF and the chairman, President and a Director of Highcrest Investors. Hopper Investments LLC, a Delaware limited liability company, owns 100% of the general partnership interests in High River. Hopper Investments LLC is wholly-owned by Barberry which is 100% owned by Mr. Icahn. The Parent Group entities are in the business of investing in and/or holding securities. See “The Companies — Parent Group” beginning on page 5.

Merger Sub

XO Merger Corp., which we refer to as Merger Sub, is a direct, wholly-owned subsidiary of Parent Group and was incorporated on July 8, 2011 for the sole purpose of effecting the Merger Closing. Prior to the Merger closing, Merger Sub did not engage in any operations other than those incident to its formation. See “The Companies — Merger Sub” beginning on page 5.

Payment of Merger Consideration

•	Common Stock. Upon completion of the Merger, each share of XO Holdings’ common stock that is issued and outstanding (other than those for which appraisal rights are validly perfected, those owned by Parent Group or Merger Sub, or those held in treasury) will be canceled and converted into the right to receive $1.40 in cash, without interest and less any applicable withholding tax, and one CVR. Each holder of such shares of XO Holdings’ common stock will receive the Merger

Consideration after exchanging their XO Holdings stock certificates in accordance with the instructions contained in the letter of transmittal which will be sent to our stockholders by Parent Group (or a paying agent engaged by Parent Group). However, if you perfect your appraisal rights, you will be entitled to receive instead of the Merger Consideration the “fair value” for your shares as determined in accordance with Delaware law which may be equal to or more or less than the Merger Consideration. See “The Merger — Merger Consideration” beginning on page 21 and “The Merger — Appraisal Rights” beginning on page 25.
•	CVRs. As part of your Merger Consideration you will receive one CVR for every share of common stock you own. The CVR is an uncertificated contract right that is generally non-assignable and non transferrable. Each CVR provides the beneficiary with the right to receive compensation under certain circumstances if Parent Group enters into a definitive agreement providing for a sale of the Company or its assets within a one year period of the signing of the Merger Agreement and such sale is consummated. See “The Merger — Merger Consideration” beginning on page 21 and “The Merger — Contractual Value Rights” beginning on page 21.
•	Stock Options. Holders of options issued under the 2002 Stock Incentive Plan have the right to exercise their options up to the effective time of the Merger. However, since the Company has no options outstanding with an exercise price below $4.80, the Company does not expect any options to be exercised. All unexercised options will expire at the effective time of the Merger. See “The Merger — Treatment of XO Holdings Stock Options” beginning on page 23.

Particular Interests of Officers and Members of the Board

When considering the recommendation of our Board, you should be aware that certain members of our Board and our officers have interests in the Merger other than their interests as XO Holdings stockholders generally. These interests may be different from, or in conflict with, your interests as XO Holdings stockholders. The members of our Board were aware of these additional interests, and considered them, when they approved the Merger Agreement.

•	Entities controlled by Mr. Carl C. Icahn, the Chairman of our Board, hold in the aggregate approximately 90% of the voting rights associated with our issued and outstanding common stock and preferred stock. Such entities hold the voting power to adopt the Merger Agreement by written consent. In addition, three directors, Messrs. Intrieri, Schechter and Ninivaggi, are employed by entities affiliated with Mr. Icahn.
•	Director and Officer Common Stock Holdings. Two of our directors will receive Merger Consideration for shares of the Company common stock that they own. See “The Merger-Interests of XO Holdings’ Officers and Directors in the Merger” beginning on page 19. One of our Executive Officers will receive Merger Consideration for the shares of Company common stock that she beneficially owns. The Company does not expect any Executive Officers to exercise their options. All unexercised options will expire at the effective time of the Merger. See “Ownership of Stock by Directors, Executive Officers and Principal Stockholders” beginning on page 35.
•	Stock Options. Holders of options issued under the 2002 Stock Incentive Plan have the right to exercise their options up to the effective time of the Merger. However, since the Company has no options outstanding with an exercise price below $4.80, the Company does not expect any options to be exercised, including those options held by XO Holdings Executive Officers. All unexercised options will expire at the effective time of the Merger. See “The Merger — Merger Consideration” beginning on page 21, “The Merger — Treatment of XO Holdings Stock Options” beginning on page 23 and “The Merger Agreement — Treatment of XO Holdings Stock Options” beginning on page 32.
•	Effective as of the Merger Closing, Parent Group will purchase a “tail” policy providing for directors’ and officers’ liability insurance that has at least as much coverage in the aggregate as the directors’ and officers’ liability insurance maintained by XO Holdings prior to the Merger closing. The insurance policy is to be maintained for a period of six years after the Merger closing. The Merger Agreement provides that the certificate of incorporation of the surviving corporation will be amended and restated to read in the form attached to the Merger Agreement at the effective time and provides that the bylaws of Merger Sub will become the bylaws of XO Holdings as the surviving corporation at the effective time. The Merger Agreement provides that the Parent Group shall, and shall cause XO Holdings as the surviving corporation to, indemnify and hold harmless, each of our present and former directors and officers as well as those of our subsidiaries against any costs or expenses (including reasonable attorneys’ fees) incurred in connection with any action arising out of matters existing or occurring at or prior to the effective time of the Merger, whether claimed prior to, at or after the effective time of the Merger, and shall also advance expenses to any indemnified person as incurred to the fullest extent permitted under applicable law. See “The Merger — Insurance and Indemnification” beginning on page 20.

See “The Merger — Interests of XO Holdings’ Officers and Directors in the Merger” beginning on page 19.

Sources of Funds

The total amount of funds required to complete the Merger Closing is anticipated to be approximately $96.13 million (excluding amounts required to fund transaction related expenses). Pursuant to the Merger Agreement, the funds will be provided by Parent Group. The Merger is not conditioned on any financing arrangements. See “The Merger Agreement” beginning on page 31.

Opinion of Financial Advisor to the Special Committee

J.P. Morgan Securities, LLC, or J.P. Morgan, delivered its written opinion that, as of July 11, 2011 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the $1.40 per share cash consideration to be paid to the holders of XO Holdings common stock in the Merger (the “cash consideration”) is fair from a financial point of view to such holders. See “The Merger — Opinion of Financial Advisor to the Special Committee” beginning on page 13.

The full text of the written opinion of J.P. Morgan dated July 11, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this Information Statement and is incorporated herein by reference. J.P. Morgan provided its opinion for the information of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with and for the purposes of the evaluation of the transactions contemplated by the Merger Agreement. J.P. Morgan’s written opinion addresses only the cash consideration and does not address any other matter.

Recommendation of the XO Holdings’ Board and Special Committee and Reasons for the Merger

After careful consideration and evaluation of various factors including, without limitation, the Merger Agreement and the opinion of the Special Committee’s financial advisor that the $1.40 per share cash consideration to be paid to the holders of XO Holdings common stock in the Merger is fair from a financial point of view to such holders, the Special Committee determined that the execution of the Merger Agreement and the entry into the transactions contemplated thereby are fair to, advisable and in the best interests of the stockholders of XO Holdings (other than the Parent Group). Accordingly, the Special Committee unanimously declared advisable the Merger Agreement and the Merger and recommended that the Board approve the Merger Agreement and the Merger. To review the Special Committee’s reasons for recommending the Merger Agreement and the Merger, see “The Merger — Recommendation of XO Holdings’ Board and Special Committee and Reasons for the Merger” beginning on page 9”

After careful consideration, and based upon the recommendation of the Special Committee and the opinion of the Special Committee’s financial advisor, our Board approved the Merger Agreement and the Merger, determined that the Merger Agreement was advisable and in the best interests of our stockholders, and recommended the adoption of the Merger Agreement by our stockholders. See “The Merger — Recommendation of XO Holdings’ Board and Special Committee and Reasons for the Merger” beginning on page 9.

Record Date

The record date to determine the stockholders entitled to receive notice under Section 228(e) of the DGCL of the stockholder action and written consent approving the Merger is July 11, 2011. See “The Merger — Required Approval of the Merger; Written Consent; Record Date” beginning on page 9.

Required Vote; Written Consent

Under Section 251 of the DGCL, the approval of our Board and the affirmative vote of a majority in voting power of our shares of capital stock outstanding and entitled to vote are required to adopt the Merger Agreement. On July 11, 2011, subsequent to receiving our Board’s recommendation for adoption of the Merger Agreement and after the Merger Agreement had been executed, the Parent Group, who collectively owned or were entitled to vote approximately 90% of the voting power associated with our issued and outstanding capital stock, adopted the Merger Agreement. This means that the Merger can occur without the vote of any other XO Holdings stockholders, and there will not be a special meeting of XO Holdings stockholders to vote on the adoption of the Merger Agreement. See “The Merger — Required Approval of the Merger; Written Consent; Record Date” beginning on page 9.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires prompt notice of the action to those stockholders who did not vote. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Under Federal securities laws, the Merger may not be completed until 20 days after the date the mailing of this information statement to XO Holdings’ stockholders begins. Therefore, notwithstanding the execution and delivery of the written consent, the Merger will not occur until that time has elapsed. We expect the Merger Closing to occur in the third quarter of 2011, subject to the satisfaction or waiver of certain conditions precedent, as more fully discussed in this information statement. However, we cannot assure you that the Merger will be completed at that time, or at all.

Conditions to the Completion of the Merger

The obligations of the Company, Parent Group and Merger Sub to complete the Merger are subject to closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 33.

Termination of the Merger Agreement

The Merger Agreement may be terminated, prior to the completion of the Merger, under certain circumstances. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 33.

Material United States Federal Income Tax Consequences of the Merger

The receipt of the Merger consideration in exchange for shares of XO Holdings common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income and other tax laws). XO Holdings and Parent Group plan to take the position that receipt of the CVRs will be a “closed transaction” for U.S. federal income tax purposes and the following discussion is based on that treatment. For U.S. federal income tax purposes, a U.S. holder of XO Holdings common stock generally will recognize gain or loss at the time of the Merger equal to the difference, if any, between (a) the sum of the amount of cash and the fair market value of the CVR received by the U.S. holder in exchange for such XO Holdings common stock and (b) the U.S. holder’s adjusted tax basis in such XO Holdings common stock. A beneficiary’s initial tax basis in the CVR received in the Merger will be equal to the fair market value of the CVR as determined for U.S. federal income tax purposes on the date of consummation of the Merger and the holding period for the CVR will begin on the day following the date of consummation of the Merger. Parent Group plans to take the position that the fair market value of the CVR on the date of consummation of the Merger is zero. Further, if XO Holdings determines that it is a “United States real property holding corporation” for U.S. federal income tax purposes, a non-U.S. holder of more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock and Parent Group may be required to withhold 10% of any payment in respect of our common stock. Because individual circumstances may differ and because the U.S. federal income tax treatment of CVRs is not certain, we strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the Merger and receipt of the CVRs to you. See “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 23 for a more detailed explanation, including a discussion of an alternative treatment of the CVRs.

Statutory Appraisal Rights

Our stockholders have the right under Delaware law to exercise appraisal rights and, subject to compliance with the requirements thereof, to receive payment in cash for the fair value of their shares of our common stock as determined by the Delaware Court of Chancery in accordance with Delaware law. The fair value of shares of our common stock, as so determined, may be more or less than, or the same as, the Merger Consideration that would otherwise be payable pursuant to the Merger Agreement. To preserve their rights, stockholders who wish to exercise appraisal rights must follow specific procedures. XO Holdings stockholders wishing to exercise their appraisal rights must precisely follow these specific procedures, or their appraisal rights may be lost. These procedures are described in this information statements and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this information statement. You are encouraged to read these provisions carefully and in their entirety. See “The Merger — Appraisal Rights” beginning on page 25.

After the Merger

As a result of the Merger, XO Holdings will be a direct, wholly-owned, Delaware subsidiary of Parent Group. Parent Group will beneficially own all of our outstanding capital stock, and we will cease to be a public company. See “The Merger — Deregistration of Common Stock” beginning on page 23.

Market Price of Common Stock

Our common stock currently trades over-the-counter under the symbol “XOHO.OB.” The cash portion of the Merger Consideration of $1.40 per share represents an 84% premium over the closing stock price on January 18, 2011, the last trading day before the public announcement of ACF’s offer of $0.70 per share on January 19, 2011, is 100% above the 2011 ACF Proposal of $0.70 per share and represents a 109% premium over the last reported trading price as quoted by Bloomberg L.P. on July 8, 2011, the last full trading day prior to execution of the Merger Agreement. See “The Merger – Recommendations of XO Holdings’ Board and Special Committee and Reasons for the Merger” beginning on page 9.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Do I vote on the Merger?
A:	No. The Merger Agreement has already been adopted by the written consent of stockholders of XO Holdings holding sufficient shares to do so under applicable law. Consequently, you are not being asked to vote on or consent to the adoption of the Merger Agreement or the Merger or to approve the related transactions.
Q:	If I’m not being asked to vote on the transaction, why am I receiving this information statement?
A:	We are required to notify you whenever less than all of our stockholders entitled to vote on a transaction of this type take action by written consent in lieu of a vote at a meeting of stockholders. In addition, if you do not waive your appraisal rights, you have the right to exercise “appraisal rights” and to demand payment of the “fair value” of your XO Holdings shares in accordance with Delaware law. See the section entitled “The Merger — Appraisal Rights.”
Q:	Will there be a special meeting of stockholders to consider the transaction?
A:	No.
Q:	When will the Merger be completed?
A:	The Merger is subject to conditions precedent, but is expected to be completed during the third quarter of 2011. See the section entitled “The Merger Agreement — Conditions to the Closing of the Merger.”
Q:	What will happen to XO Holdings as a result of the Merger?
A:	The acquisition of XO Holdings by Parent Group will be accomplished through a merger of Merger Sub with and into XO Holdings, with XO Holdings surviving the Merger as a direct, wholly-owned subsidiary of Parent Group. As a result of the Merger, XO Holdings’ common stock will be canceled and will no longer be traded via the Over the Counter Bulletin Board (the “OTCBB”) or Pink Sheets.
Q:	Why did the Special Committee recommend that the Board approve the Merger Agreement and the Merger?
A:	After careful consideration and evaluation of various factors including, without limitation, the Merger Agreement and the opinion of the Special Committee’s financial advisor that the $1.40 per share cash consideration to be paid to the holders of XO Holdings common stock in the Merger (the “cash consideration”) was fair from a financial point of view to such holders, the Special Committee determined that the execution of the Merger Agreement and the entry into the transactions contemplated thereby are fair to, advisable and in the best interests of the stockholders of XO Holdings (other than the Parent Group). Accordingly, the Special Committee unanimously declared advisable the Merger Agreement and the Merger and recommended that the Board approve the Merger Agreement and the Merger. To review the Special Committee’s reasons for recommending the Merger Agreement and the Merger, see “The Merger — Recommendation of the Special Committee and Reasons for the Merger.”
Q:	If the Merger is completed, what will I receive for my shares of XO Holdings common stock?
A:	Upon completion of the Merger, each share of XO Holdings’ common stock that is issued and outstanding (other than those for which appraisal rights are validly perfected, those owned by Parent Group or Merger Sub, or those held in treasury) will be canceled and converted into the right to receive $1.40 in cash, without interest and less any applicable withholding tax, and one contractual value right (“CVR”). We refer to the consideration for the Merger described above as the Merger consideration. See “The Merger Agreement — Merger Consideration”; “The Merger Agreement — Treatment of XO Holdings Stock Options”; and “The Merger Agreement — Conversion of Shares; Procedures for Exchange of Certificates.”

Q:	If the Merger is completed, what will I receive for my stock options to acquire shares of XO Holdings common stock?
A.	Holders of options issued under the 2002 Stock Incentive Plan have the right to exercise their options up to the effective time of the Merger. However, since the Company has no options outstanding with an exercise price below $4.80, the Company does not expect any options to be exercised. All unexercised options will expire at the effective time of the Merger.
Q:	What do I need to do now?
A:	You do not need to do anything to consent to or approve the Merger. If you wish to consider exercising your appraisal rights under Delaware law, you should see the section entitled “The Merger — Appraisal Rights.”
Q:	When will I receive payment for my shares of XO Holdings stock?
A:	Appropriate transmittal materials will be provided by Parent Group (or a paying agent engaged by Parent Group) to all holders of record of common stock at the effective time of the Merger. These materials will advise you of the procedures for surrendering your shares in exchange for the cash payment, unless you exercise appraisal rights. Such payments will be made shortly after the effective time of the Merger following receipt of properly completed transmittal materials.
Q:	Will the consideration I receive in the Merger increase if XO Holdings’ results of operations improve or if the price of XO Holdings’ common stock increases above the current Merger consideration?
A:	No. The Merger Agreement does not contain any provision that would further adjust the Merger consideration based on fluctuations in the price of our common stock, the amount of working capital held by XO Holdings at the consummation of the Merger, the amount of transaction expenses incurred by XO Holdings or changes in our results of operations prior to, or after, the consummation of the Merger.
Q:	Will the consideration I receive in the Merger increase if Parent Group sells the Company?
A:	As part of your Merger consideration you will receive one CVR for every share of common stock you own. The CVR is an uncertificated contract right that is generally non-assignable and non transferrable. Each CVR provides the beneficiary with the right to receive compensation under certain circumstances if Parent Group enters into a definitive agreement providing for a sale of the Company or its assets within a one year period of the signing of the Merger Agreement and such sale is consummated. See “The Merger — Merger Consideration.”
Q:	Am I entitled to appraisal rights?
A:	Yes. Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, in connection with the Merger but they must take all the steps required to perfect their rights under Delaware law. See “The Merger — Appraisal Rights.”
Q:	What are the U.S. federal income tax consequences to the XO Holdings stockholders of the Merger?
A:	The receipt of the Merger consideration in exchange for shares of XO Holdings common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income and other tax laws). XO Holdings and Parent Group plan to take the position that receipt of the CVRs will be a “closed transaction” for U.S. federal income tax purposes and the following discussion is based on that treatment. For U.S. federal income tax purposes, a U.S. holder of XO Holdings common stock generally will recognize gain or loss at the time of the Merger equal to the difference, if any, between (a) the sum of the amount of cash and the fair market value of the CVR received by the U.S. holder in exchange for such XO Holdings common stock and (b) the U.S. holder’s adjusted tax basis in such XO Holdings common stock. A beneficiary’s initial tax basis in the CVR received in the Merger will be equal to the fair market value of the CVR as determined for U.S. federal income tax purposes on the date of consummation of the Merger and the holding period for the CVR will begin on the day following the date of consummation of the Merger. Parent Group plans to take the position that the fair market value of the CVR on the date of consummation of the Merger is zero. Further, if XO Holdings determines that it is a “United States real property holding corporation” for U.S. federal income tax purposes, a non-U.S. holder of more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock and Parent Group may be required to withhold 10% of any payment in respect of our common stock. Because individual circumstances may differ and because the U.S. federal income tax treatment of CVRs is not certain, we strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the Merger and receipt of the CVRs to you. See “The Merger — Certain U.S. Federal Income Tax Consequences of the Merger” for a more detailed explanation, including a discussion of an alternative treatment of the CVRs.
Q:	Should I send my XO Holdings common stock certificates now?
A:	No. After the completion of the Merger, all holders of record at the effective time of the Merger will be sent a letter of transmittal and detailed instructions for exchanging their shares of XO Holdings common stock for the Merger consideration.
Q:	Who should I contact if I have questions about the Merger?
A:	If you have other questions about the Merger or wish to request additional copies of this information statement, you should contact XO Holdings, Inc., 13865 Sunrise Valley Drive, Herndon, Virginia 20171, Attention: Investor Relations, email ir@xo.com or call Investor Relations at (703) 547-2000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Information set forth in this information statement contains forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding, the anticipated timeframe for the closing, whether the closing conditions will be satisfied and the Merger consummated and the Company’s expectations, beliefs and intentions. All forward-looking statements included in this information statement are based on information available to XO Holdings on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition or the ability to complete the Merger. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither XO Holdings nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. In addition to other factors and matters contained or incorporated in this document, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements, many of which are beyond XO Holdings’ control:

•	the satisfaction of the closing conditions set forth in the Merger Agreement;
•	the possibility that the Merger may involve unexpected costs;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the outcome of any legal proceedings instituted against XO Holdings, ACF, Arnos, Arnos Sub, High River, Barberry, Merger Sub or others in connection with the proposed Merger;
•	any significant delay in the expected completion of the Merger;
•	the amount of the costs, fees, expenses and charges related to the Merger;
•	the failure of the Merger to close for any reason;
•	the receipt of payments under the CVRs;
•	changes in laws or regulations;
•	changes in general economic conditions; and
•	other risks set forth in XO Holdings’ current filings with the SEC, including XO Holdings’ most recent filings on Form 10-Q and 10-K.

XO Holdings undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to the Company’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

THE COMPANIES

XO Holdings

13865 Sunrise Valley Drive
Herndon, VA 20171
(703) 547-2000

XO Holdings is a leading nationwide provider of advanced broadband communications services and solutions for businesses, enterprises, government, carriers and service providers. Its customers include more than half of the Fortune 500, in addition to leading cable companies, carriers, content providers and mobile network operators. Utilizing its unique combination of high-capacity nationwide and metro networks as well as broadband wireless capabilities, XO offers customers a broad range of managed voice, data and IP services with proven performance, scalability and value in more than 85 metropolitan markets across the United States. For more information, visit www.xo.com.

Parent Group

c/o Icahn Associates Corp.
767 Fifth Ave.
Suite 4700
New York, NY 10153
(212) 702-4300

The Parent Group consists of entities that are directly or indirectly wholly-owned by Carl Icahn, the Chairman of the Board of Directors and holder of approximately 90% of the voting rights associated with our issued and outstanding common stock and preferred stock. Arnos Sub is 100% owned by Arnos. Arnos is 100% owned by Unicorn Associates Corporation, a New York corporation, which is 100% owned by ACF. ACF is wholly-owned by Highcrest Investors Corp., a Delaware corporation, which is approximately 99% owned by Buffalo Investors Corp., a New York corporation, which is wholly-owned by Starfire Holding Corporation, a Delaware corporation, which is wholly-owned by Mr. Icahn. Mr. Icahn is the chairman, President and sole Director of Starfire Holding Corporation, the chairman and a Director of ACF and the chairman, President and a Director of Highcrest Investors. Hopper Investments LLC, a Delaware limited liability company, owns 100% of the general partnership interests in High River. Hopper Investments LLC is wholly-owned by Barberry which is 100% owned by Mr. Icahn. The Parent Group entities are in the business of investing in and/or holding securities.

Merger Sub

c/o Icahn Associates Corp.
767 Fifth Ave.
Suite 4700
New York, NY 10153
(212) 702-4300

Merger Sub is a direct, wholly-owned subsidiary of Parent Group and was incorporated on July 8, 2011 for the sole purpose of effecting the Merger Closing. Prior to the Merger closing, Merger Sub did not engage in any operations other than those incident to its formation.

THE MERGER

The following discussion summarizes certain terms of the Merger. Stockholders should read the Merger Agreement, which is attached as Annex A to this information statement, in its entirety.

Background of the Merger

2009 ACF Proposal

On July 9, 2009, ACF, an affiliate of Carl Icahn, the Chairman of the Board, and beneficial owner of a majority of the outstanding shares of the Company, sent a letter to the Company, pursuant to which ACF proposed to acquire ownership of 100% of the outstanding shares of capital stock of the Company for $0.55 cash per share (the “2009 ACF Proposal”). The 2009 ACF Proposal provided that the proposed transaction would not be subject to a financing condition or a due diligence investigation, but would require approval by the holders of a majority of the shares not held by Mr. Icahn or his affiliates. In connection with its 2009 ACF Proposal, ACF indicated that in no event was ACF or its affiliates prepared to vote in favor of a sale of the Company or be a seller of its shares of common stock of the Company in any transaction and therefore it would not sell or transfer its shares to a third party or vote in favor of a transaction which involved the sale or transfer of its shares or the Company to a third party.

On August 6, 2009, the Board formed a special committee of independent directors consisting of Robert Knauss, Fredrik Gradin and Adam Dell (the “2009 Special Committee”) to consider, review and evaluate the 2009 ACF Proposal and, if it deemed it appropriate, to negotiate and structure a transaction under the 2009 ACF Proposal, reject the 2009 ACF Proposal, or consider such other responses as the 2009 Special Committee deemed to be in the best interests of the Company and its stockholders. The 2009 Special Committee retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor, Dechert LLP (“Dechert”) as its legal counsel and Richards, Layton & Finger, P.A. (“Richards Layton”) as its special Delaware counsel. The 2009 Special Committee met on numerous occasions with its financial and legal advisors in attendance to assess the 2009 ACF Proposal.

On September 28, 2009, the 2009 Special Committee determined that the proposed purchase price was inadequate and rejected the 2009 ACF Proposal.

On October 23, 2009, ACF sent a letter to the 2009 Special Committee, pursuant to which ACF increased the proposed purchase price to $0.80 cash per share (the “October 2009 Proposal”). The Special Committee determined not to respond and the October 2009 Proposal expired by its terms at 6:00 P.M. on October 26, 2009. On November 9, 2009, ACF formally withdrew the October 2009 Proposal.

2011 ACF Proposal

On January 19, 2011, ACF sent a letter to the Company proposing to acquire ownership of 100% of the outstanding shares of the Company for a purchase price of $0.70 cash per share, in a transaction that would be jointly determined by the Company and ACF (the “2011 ACF Proposal”). In the 2011 ACF Proposal, ACF indicated that in no event was ACF or its affiliates prepared to allow a sale of the Company or be a seller of its shares of common stock of the Company in any transaction and therefore it would not sell or transfer its shares to a third party or vote in favor of a transaction which involved the sale or transfer of its shares to a third party.

On January 21, 2011, the Board formed the Special Committee to consider, review and evaluate the 2011 ACF Proposal and, if it deemed it appropriate, to negotiate and structure a transaction with ACF, reject the 2011 ACF Proposal, or consider such other responses as the Special Committee deemed to be in the best interests of the Company and its stockholders. The Special Committee initially consisted of Robert Knauss, Fredrik Gradin and Harold First. In mid-February 2011, the Special Committee engaged Dechert as its legal counsel and Richards Layton as its special Delaware legal counsel. On March 5, 2011, Mr. First tendered his resignation from the Special Committee, which the Special Committee accepted on March 7, 2011.

In February 2011, the Special Committee met with several well-qualified financial advisors to hear presentations regarding the capabilities and experience of each candidate for the role of financial advisor to the Special Committee in connection with the 2011 ACF Proposal. On April 6, 2011, the Special Committee formally approved the engagement of J.P. Morgan as its financial advisor.

Throughout the month of April 2011, J.P. Morgan met and held discussions with the Company’s senior management numerous times, performed due diligence on the Company and reviewed the Company’s business operations and financial results. This process included, among other things, a number of working sessions with the Company’s senior management and review of due diligence information, including management’s business plan and financial forecast.

On April 11, 2011, a meeting of the Special Committee was held with representatives of J.P. Morgan, Dechert and Richards Layton in attendance. At this meeting, J.P. Morgan described its work in evaluating the 2011 ACF Proposal and J.P. Morgan’s recommendation with respect to potential next steps. The Special Committee also discussed possible strategic alternatives to the 2011 ACF Proposal with its legal and financial advisors in light of ACF’s continuing refusal to sell or transfer its shares to a third party or vote in favor of a transaction which involved the sale of the Company or transfer of its shares to a third party.

On April 26, 2011, a meeting of the Special Committee was held with representatives of J.P. Morgan, Dechert and Richards Layton in attendance. At this meeting, J.P. Morgan made a presentation regarding its due diligence process and initial financial analysis in connection with the 2011 ACF Proposal. The Special Committee reviewed the initial analysis with J.P. Morgan and the Special Committee’s legal advisors. The Special Committee also discussed intended next steps with its financial and legal advisors with respect to an upcoming meeting between representatives of ACF and J.P. Morgan.

On April 27, 2011, at the direction of the Special Committee, representatives of J.P. Morgan met with representatives of ACF to discuss the 2011 ACF Proposal.

On April 29, 2011, a meeting of the Special Committee was held with representatives of J.P. Morgan, Dechert and Richards Layton in attendance. At this meeting, representatives of Dechert and Richards Layton reviewed with the Special Committee their fiduciary duties relating to the 2011 ACF Proposal and discussed issues that could arise in connection with a potential transaction involving a public company and its majority stockholder.

On May 20, 2011, following analysis of the 2011 ACF Proposal by the Special Committee with its financial and legal advisors, a meeting of the Special Committee was held with representatives of J.P. Morgan, Dechert and Richards Layton in attendance. At this meeting, J.P. Morgan gave a presentation based on its due diligence on the Company and its analysis of the capital markets and the telecommunications industry. J.P. Morgan discussed its methodology and findings including an overview of management’s financial forecast and considerations with respect to capital structure, tax attributes and financial analysis in connection with the 2011 ACF Proposal, as well as an analysis of ACF’s unique ability, as determined by the Company management, to utilize the Company’s net operating loss carryforwards without certain limitations under the U.S. Tax Code that might apply to persons other than ACF and its affiliates in the event of a transaction.

On May 24, 2011, a meeting of the Special Committee was held with representatives of Dechert in attendance. The Special Committee discussed the 2011 ACF Proposal in light of the J.P. Morgan presentation and considered strategic alternatives to the 2011 ACF Proposal.

On May 31, 2011, a meeting of the Special Committee was held with representatives of J.P. Morgan, Dechert and Richards Layton in attendance. The Special Committee further reviewed and discussed the analyses previously presented by J.P. Morgan.

On June 3, 2011, a meeting of the Special Committee was held with representatives of J.P. Morgan, Dechert and Richards Layton in attendance to review additional materials prepared by J.P. Morgan at the Special Committee’s request. The Special Committee determined that it was prepared to discuss a potential transaction, in light of the financial analyses performed by J.P. Morgan. The Special Committee discussed the terms of a potential counterproposal to the 2011 ACF Proposal.

On June 7, 2011, the Special Committee met in person with representatives of ACF, including Mr. Icahn, at Mr. Icahn’s offices in New York. During the meeting, ACF initially offered several proposals including cash consideration significantly below the amount ultimately agreed to by the parties as reflected in the Merger Agreement. The Special Committee rejected these proposals. At the end of the meeting, the Special Committee told the representatives of ACF that the Special Committee would consider, subject to consultation with its financial and legal advisors and other terms to be determined, a transaction with a per share cash consideration of $1.40 and a contractual value right (“CVR”) with a term of 12 months, or a transaction with a per share cash consideration of $1.35 and a CVR with a term of 18 months.

During the next several weeks, the Special Committee, together with representatives from J.P. Morgan, Dechert and Richards Layton, engaged in discussions and negotiations with representatives of ACF. In a series of telephone meetings, the Special Committee discussed the proposed transaction terms, structure and timing based upon the ongoing negotiations with ACF and its representatives. The Special Committee, along with its legal counsel and financial advisors considered alternative structures and the terms associated with each alternative.

On June 27, 2011, Dechert provided a draft merger agreement to ACF. Between June 27, 2011 and July 11, 2011, representatives of the Special Committee, together with its financial and legal advisors, negotiated the terms of the draft merger agreement with ACF and its representatives. On July 7, 2011, the Special Committee reviewed the status of the remaining open issues under the merger agreement and after consulting with J.P. Morgan, Dechert and Richards Layton, directed Dechert to communicate to ACF that the Special Committee was prepared to support a transaction which included a purchase price of $1.40 per share of common stock and a CVR which expires 12 months after the date of the Merger Agreement. See “The Merger — Merger Consideration.”

On July 10, 2011, the Special Committee met with representatives of Dechert to discuss the terms of the draft merger agreement and other transaction documents relating to the 2011 ACF Proposal.

On July 11, 2011, the Special Committee met with representatives of Dechert and Richards Layton to review their fiduciary duties relating to the 2011 ACF Proposal and met with representatives of J.P. Morgan, Dechert and Richards Layton to consider whether the terms of the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of the Company and its stockholders other than the Parent Group.

At the July 11, 2011 Special Committee meeting, following a presentation by J.P. Morgan and receipt of J.P. Morgan’s fairness opinion and a discussion by the Special Committee, in which it considered the factors discussed further under “The Merger — Reasons for the Merger; Recommendations of the Board” beginning on page 9, the Special Committee unanimously resolved that the execution of the Merger Agreement, and entry into the transactions contemplated thereby were advisable for, fair to, and in the best interests of, the Company and its stockholders other than the Parent Group, and determined to recommend the execution of the Merger Agreement and the other transaction agreements to the Board.

On July 11, 2011, the Board met with Company management, representatives of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, representatives of Dechert, counsel to the Special Committee and representatives of J.P. Morgan, financial advisor to the Special Committee to consider whether the terms of the Merger Agreement, copies of which had been distributed (along with a summary of the Merger Agreement) to the Board and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of the Company and its stockholders other than the Parent Group. Messrs. Schechter and Ninivaggi, excused themselves from the meeting and Messrs. Robert Knauss, Fredrik Gradin and Harold First continued the meeting in executive session to receive the same presentation by representatives of J.P. Morgan that had earlier been made to the Special Committee and to receive J.P. Morgan’s fairness opinion. Following a discussion by the Board, in which it considered the factors discussed further under “The Merger — Reasons for the Merger; Recommendations of the Board of Directors” beginning on page 9 including the Special Committee Recommendation, Messrs. Schechter and Ninivaggi rejoined the meeting and the Board resolved, with Messrs. Schechter and Ninivaggi abstaining, that the execution of the Merger Agreement, and entry into the transactions contemplated thereby were advisable for, fair to, and in the best interests of, the Company and its stockholders, approved, declared advisable and authorized the execution of the Merger Agreement and the other transaction agreements on behalf of the Company, recommended the adoption of the Merger Agreement by the Company’s stockholders and directed that the Merger Agreement be submitted to Parent Group for adoption.

After the meeting of the Board on July 11, 2011, Parent Group, Merger Sub and the Company executed the Merger Agreement and other transaction agreements. Shortly thereafter, Parent Group, in their capacity as the Company’s majority stockholders, executed a written consent adopting the Merger Agreement. A press release announcing the transaction was issued on the morning of July 12, 2011.

Required Approval of the Merger; Written Consent; Record Date

Under Section 251 of the DGCL, the approval of the Board and the affirmative vote of a majority in voting power of XO Holdings’ shares of common stock and preferred stock outstanding and entitled to vote are required to adopt the Merger Agreement. The Special Committee unanimously approved and recommended the Merger and the Merger Agreement to the Board on July 11, 2011. On July 11, 2011, the Board approved the Merger Agreement and Merger. Under Delaware law and XO Holdings’ bylaws, stockholder approval may be provided by written consent without a meeting of the stockholders. On July 11, 2011, the stockholders who owned or controlled the voting of an aggregate of 764,801,221 votes as of the record date, representing approximately 90% of the votes entitled to be cast on the adoption of the Merger Agreement, executed and delivered a written consent adopting the Merger Agreement and approving the transactions contemplated thereby. No other vote of the XO Holdings stockholders is necessary to consummate the Merger, and there will be no special meeting of XO Holdings stockholders to vote on the adoption of the Merger Agreement. No further corporate or stockholder action is necessary to approve the Merger.

Under applicable securities regulations, the Merger may not be completed until 20 days after the date of mailing of this information statement to stockholders holding XO Holdings common stock. Notwithstanding the execution and delivery of the written consent, the Merger will not occur until that time has elapsed. The record date to determine the stockholders entitled to receive notice under Section 228(e) of the DGCL of the stockholder written consent adopting the Merger Agreement is July 11, 2011. We expect the Merger Closing to occur in the third quarter of 2011, subject to the satisfaction or waiver of certain conditions precedent, as more fully discussed in this information statement. However, we cannot assure you that the Merger will be completed in that timeframe, or at all.

Recommendations of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger and Approving the Merger

Based upon the recommendation of the Special Committee and the fairness opinion of J.P. Morgan, the Board at a meeting held on July 11, 2011 approved the Merger Agreement and Merger and recommended that stockholders of the Company vote for adoption of the Merger Agreement. The Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and the stockholders of the Company other than the Parent Group, and declared it advisable, to enter into the Merger Agreement providing for the Merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware, upon the terms and subject to the conditions set forth therein and (ii) approved and declared advisable the Merger Agreement and the Merger in accordance with the DGCL.

The Special Committee

The Special Committee, by unanimous vote at a meeting held on July 11, 2011, and after advice from its legal counsel and a presentation by its financial advisor, determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of the Company other than the Parent Group. In addition, at the July 11, 2011 meeting, the Special Committee recommended unanimously that the Board approve the Merger Agreement and the consummation of the transactions contemplated thereby.

In determining that the Merger Agreement is fair to and in the best interests of the minority shareholders of the Company and recommending the approval of the Merger Agreement and the Merger to the Company’s Board on July 11, 2011, the Special Committee considered the following potentially positive factors (which are not intended to be exhaustive and are not in any relative order of importance):

º	The Merger would provide the holders of Company common stock with cash consideration of $1.40 per share, a price the Special Committee viewed as fair in light of the Company’s historical and projected financial performance and historical trading prices of the Company’s stock. In this regard, the Special Committee considered that:
º	$1.40 per share represents an 84% premium over the closing stock price on January 18, 2011, the last trading day before the public announcement of ACF’s offer of $0.70 per share on January 19, 2011, is 100% above the 2011 ACF Proposal and represents a 109% premium over the last reported trading price as quoted by Bloomberg L.P. on July 8, 2011 the last full trading day prior to execution of the Merger Agreement;
º	$1.40 per share is 65% higher than the highest closing price at which Company common stock has traded in the last two years prior to such announcement, which was $0.85 on April 14, 2011, and represents a 146% premium to the lowest closing price of the common stock during the 52-week period preceding such announcement, which was $0.57 on October 5, 2010; and
º	$1.40 per share is above the equity value ranges implied by the financial analysis performed by the Special Committee’s independent financial advisor, J.P. Morgan.
º	The consistent statements of Mr. Icahn, ACF and their affiliates, who collectively own approximately 62% of the Company’s common stock, throughout the negotiations in connection with the 2011 ACF Proposal that they, as stockholders, were unwilling to sell their shares to a third party buyer.
º	The Special Committee’s understanding of the business, operations, financial condition, earnings and prospects of the Company, the possible alternatives to the sale of the Company, including continuing to operate the Company as an independent public company, and the range of potential benefits to the stockholders of the Company of these alternatives, as well as the assessment of the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company to create greater value for the stockholders of the Company (other than the Parent Group), taking into account the timing and the likelihood of accomplishing such alternatives, the risks of successfully effecting such alternatives, including the business, competitive, industry and market risks that would apply to the Company and the capital structure of the Company.
º	The unique ability of ACF and its affiliates under US tax laws to utilize the net operating loss carryforwards of the Company without the limitations that would apply to any person other than ACF and its affiliates and, therefore, that ACF and its affiliates were better positioned to offer a higher price per share than other potential bidders.
º	The Special Committee’s belief that the $1.40 per share cash consideration represented the highest per-share consideration that could be obtained from ACF and its affiliates.
º	The opinion received by the Special Committee from its financial advisor, J.P. Morgan, delivered orally at the Special Committee meeting on July 11, 2011, again at the meeting of the Board of Directors on July 11, 2011 and subsequently confirmed in writing on July 11, 2011, to the effect that as of the date of the written opinion, the $1.40 cash Merger consideration to be received by the minority stockholders of the Company pursuant to the Merger Agreement was fair, from a financial point of view, to the minority shareholders.
º	The provision of one contractual value right per share of common stock granting the holder thereof the right to receive additional cash consideration in the event that, within 12 months of the date of the Merger Agreement, the Company or a significant portion of its assets are sold or transferred to a third party at a valuation higher than that contemplated by the Merger or an agreement is entered into which provides for such a sale or transfer and such sale and transfer is consummated.

º	The terms of the Merger Agreement, including:
º	the covenant that Parent Group and Merger Sub shall, immediately upon signing the Merger Agreement, provide all necessary written consents and take any other actions required to adopt the Merger Agreement and approve and consummate the transactions contemplated by the Merger Agreement;
º	Parent Group’s and ACF Sub’s obligations to complete the Merger are not subject to any financing condition;
º	the termination date under the Merger Agreement, December 1, 2011, allows for sufficient time to complete the Merger; and
º	the ability of the Company and the Special Committee, under certain circumstances, to seek specific performance to prevent certain breaches of the Merger Agreement by Parent Group and Merger Sub and to cause Parent Group and/or Merger Sub to enforce specifically the terms of the Merger Agreement.
º	Holders of Company common stock that do not wish to receive the Merger consideration pursuant to the terms of the Merger Agreement may exercise, in accordance with Section 262 of the DGCL, appraisal rights and shall be entitled to receive in cash the fair value of their shares of common stock as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL, as described under “The Merger — Appraisal Rights”.
º	The opportunity for the holders of Company common stock to receive cash for their shares of Company common stock, which has historically been characterized by a small public float and limited trading volume that has resulted in undesirable price volatility.

The Special Committee considered the following potentially negative factors (which are not intended to be exhaustive and are not in relative order of importance) in making its determination and recommendation:

º	Company stockholders, with the exception of Mr. Icahn, ACF and their affiliates will have no ongoing equity participation in the Company following the Merger and such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Company stock and will not participate in any potential future sale of the Company to a third party (other than via the CVRs).
º	Based on the consistent statements of Mr. Icahn, ACF and their affiliates, who collectively own approximately 62% of the Company common stock, and approximately 90% of the combined voting power of the Company’s outstanding capital stock, that they, as stockholders, were unwilling to entertain offers to sell their common stock to a third party buyer, there was no meaningful purpose to be served in contacting prospectively interested third parties that might otherwise consider an acquisition of the Company. Accordingly, the Special Committee did not direct J.P. Morgan to solicit competing bids or explore alternative transactions.
º	The absence of a “majority of the minority” approval condition, which the Special Committee weighed in light of Mr. Icahn, ACF and their affiliates’ consistently articulated resistance to this condition during the negotiations in connection with the 2011 ACF proposal, based on the potential execution risk to consummation of the merger represented by such a provision, and the adequacy of dissenters’ appraisal rights in lieu thereof.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each member of the Special Committee may have given differing weights to different factors. On balance, the Special Committee believed that the positive factors discussed above outweighed the negative factors discussed above.

In considering the appropriateness and timing of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, the Special Committee considered the following factors:

º	The Company’s independent directors had, at various times over the preceding three years, considered alternatives for maximizing stockholder value;
º	Based on the recently stated positions of Mr. Icahn, ACF and their affiliates, as majority stockholders, that they would not support a sale of the Company to a third party, the only alternatives realistically available for consideration by the Special Committee were a sale transaction to a group led or supported by Mr. Icahn, ACF and their affiliates or a “stay the course” approach;
º	The execution by the Company of a successful “stay the course” approach that would deliver superior long-term value to the Company’s minority shareholders would entail numerous risks and uncertainties, including:
º	liquidity concerns;
º	management succession issues;
º	implications of competitive environment changes as a result of industry consolidation; and
º	the challenges faced by the Company in successfully executing upon its business plan and meeting its internal projections.

In light of these considerations, the Special Committee believed that a sale of the Company to Parent Group at the ultimately agreed cash offer price of $1.40 per share (plus the CVR) represented the best available alternative to the Company’s minority stockholders in light of the limited options, inherent uncertainties in attempting to execute a successful “stay the course” strategy, and uncertainties regarding whether, even if such a strategy were partially or wholly successful, the Company’s minority stockholders would be able to realize commensurate gains in share value in light of the challenges posed by the Company’s business and stock trading profile.

The Special Committee believes that, despite the absence of a “majority of the minority” approval condition, sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of the Company’s minority stockholders, each of which the Special Committee believes supports its decision and provides assurance of the fairness of the Merger to the Company’s minority stockholders. The Special Committee believes that the process it followed in making its determination and recommendation with respect to the Merger Agreement was fair because:

º	The Special Committee consists solely of directors who are not officers or controlling shareholders of the Company and who do not otherwise have a conflict of interest or lack independence with respect to the Merger.
º	The members of the Special Committee will not personally benefit from the completion of the Merger in a manner different from the Company’s minority stockholders.
º	The Special Committee retained and was advised by Dechert, its independent legal counsel, and Richards Layton, its special Delaware counsel.
º	The Special Committee retained and was advised by J.P. Morgan, its independent financial advisor. J.P. Morgan assisted the Special Committee in its review and negotiation of the proposed transaction and the Special Committee’s evaluation of the fairness of the cash consideration to the minority stockholders of the Company pursuant to the Merger Agreement.
º	The Special Committee has been involved in extensive deliberations since the time of the submission of the 2011 ACF Proposal on January 19, 2011, until the execution of the Merger Agreement and was provided with full access to Company management and documentation in connection with the due diligence conducted by its advisors.

º	The Special Committee, with the assistance of its legal and financial advisors, negotiated with Mr. Icahn, ACF and their representatives.
º	The Special Committee met on numerous separate occasions between January 21, 2011 and the date of execution of the Merger Agreement to consider matters related to its assignment.

The Board based its approval on the recommendation of the Special Committee and considered each of the factors above in making its determination.

Opinion of Financial Advisor to the Special Committee

Opinion of Financial Advisor

Pursuant to an engagement letter dated April 1, 2011, the Special Committee retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of the Special Committee on July 11, 2011, J.P. Morgan rendered its oral opinion to the Special Committee that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the cash consideration to be paid to the Company’s common stockholders in the Merger was fair, from a financial point of view, to such stockholders. At the request of the Special Committee, J.P. Morgan’s oral opinion was subsequently rendered to the Board at the Board meeting on July 11, 2011 and thereafter J.P. Morgan confirmed its opinion in writing to each of the Special Committee and the Board.

The full text of the written opinion of J.P. Morgan dated July 11, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this Information Statement and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Special Committee and the Board of Directors and is directed only to the cash consideration to be paid as a result of the Merger. The opinion of J.P. Morgan does not constitute a recommendation as to whether any stockholder should exercise its appraisal rights with respect to the proposed Merger. The cash consideration to be paid to the Company’s common stockholders (other than the Parent Group) in the Merger was determined in negotiations between the Special Committee and ACF, and the decision to approve the Merger was made independently by the Board of Directors, upon the recommendation of the Special Committee. The summary of the opinion of J.P. Morgan set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 10, 2011 of the Merger Agreement;
•	reviewed the Tax Allocation Agreement (the “Tax Agreement”), dated July 25, 2008, between the Company and Starfire Holding Corporation (“Starfire”);
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies in the industries in which the Company operates;
•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies that J.P. Morgan deemed relevant or that are in the industries in which the Company operates and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;
•	reviewed certain internal financial analyses and forecasts, as disclosed on page 17, prepared by or at the direction of the management of the Company relating to its business, including schedules of the Company’s current and future net operating losses and estimates of payments under the Tax Agreement; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, nor was provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and that the definitive Merger Agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent Group in the Merger Agreement are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied in all legal, regulatory and tax matters on the assessments made by advisors to the Company with respect to such issues. At the direction of the Special Committee, for purposes of its fairness opinion J.P. Morgan did not consider any additional value that Parent Group and its affiliates may realize through the use of any net operating losses of the Company other than those the Company would be able to realize on a standalone basis, including under the Tax Agreement. With the Special Committee’s permission, J.P. Morgan did not ascribe a value to the CVRs. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the Merger.

The projections furnished to J.P. Morgan for the Company were prepared by the management of the Company. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the cash consideration to be paid to the Company’s common stockholders in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the cash consideration to be paid to the Company’s common stockholders in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Company’s Common Stock will trade at any future time, whether before or after the closing of the Merger. J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the table must be read together with the text of the related summary. The table alone does not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company’s business or aspects thereof. These companies were selected, among other reasons, because they operate in the same industries as the Company and, in certain cases, are similar to the Company based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to the Company and certain of the companies may have characteristics that are materially different from those of the Company. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company, J.P. Morgan calculated such company’s estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), for the 2011 and 2012 calendar years (“CY11” and “CY12”), and divided its firm value by its EBITDA (“FV/EBITDA”). For purposes of this analysis, a company’s firm value was calculated as the fully diluted common equity value of such company as of July 6, 2011 plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The following table represents the results of this analysis:

Selected Group	CY11 Low	CY11 High	CY12 Low	CY12 High
FV/EBITDA	5.2x	11.1x	4.7x	10.2x

J.P. Morgan also made qualitative judgments concerning differences between the scale, growth prospects and historical and estimated future profitability levels of the Company and the selected companies that could affect the public trading values of each. Based on these judgments and the factors that J.P. Morgan considered appropriate, J.P. Morgan applied a FV/EBITDA of 4.5x to 5.5x to the Company’s EBITDA for CY11, as estimated by Company management, and a FV/EBITDA of 4.0x to 5.0x to the Company’s EBITDA for CY12, as estimated by Company management. In calculating the estimated fully diluted equity value per share, J.P. Morgan adjusted the firm value for the value of the preferred stock in the Company and the Company’s expected cash balance as of September 30, 2011 and divided by the fully diluted shares outstanding of the Company. These resulted in implied equity values per share of the Company’s common stock of $(0.35) to $0.74 for CY11 and $(0.49) to $0.71 for CY12.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of the Company’s common stock. J.P. Morgan calculated the present value of (i) the unlevered free cash flows that the Company is expected to generate on a standalone basis, (ii) the tax savings associated with the Company’s expected net operating loss usage, and (iii) payments that the Company is expected to receive from Starfire under the Tax Agreement, in each case based upon financial projections for the fourth quarter of fiscal year 2011 through fiscal year 2020, referred to herein as the “forecast period”, prepared by the management of the Company.

To estimate unlevered free cash flows beyond the forecast period, J.P. Morgan calculated terminal values as of December 31, 2020, assuming perpetual free cash flow growth. To estimate tax savings beyond the forecast period, J.P. Morgan calculated taxable income for the Company for fiscal year 2021 through fiscal year 2032 (the year in which Company management expects that the Company will no longer have a net operating loss balance or its ability to use such net operating losses will have expired), assuming constant taxable income growth from the end of the forecast period. In each case, J.P. Morgan applied, based upon its judgment and experience, a range of growth rates from 1.0% to 3.0%. To derive the tax savings for the fourth quarter of fiscal 2011 through fiscal 2032 from taxable income estimates, J.P. Morgan applied offsets in each such period based on the net operating losses that Company management expects to use in each corresponding period. Where tax rate assumptions were necessary in the foregoing calculations, J.P. Morgan assumed that a 35% federal income tax rate would apply.

The expected values described above, as well as the payments that Company management estimates that the Company will receive from Starfire under the Tax Agreement during the forecast period, were then discounted to present values using a range of discount rates from 9.0% to 12.0%. In the case of the unlevered cash flows and the tax savings, this discount range was based upon an analysis of the weighted average cost of capital of the Company conducted by J.P. Morgan. However, because J.P. Morgan was not furnished with information with respect to Starfire’s tax position, historical or future or taxable income and other inputs necessary for calculating the appropriate discount rate for the payments from Starfire, J.P. Morgan communicated to the Special Committee and the Board of Directors that the range of 9.0% to 12.0% may not accurately reflect an appropriate discount rate for such payments.

To calculate the unlevered firm value of the Company, J.P. Morgan added together the present value of (i) the unlevered free cash flows that the Company is expected to generate on a standalone basis, (ii) the tax savings created by the Company’s expected net operating loss usage, and (iii) the payments that the Company is expected to receive from Starfire under the Tax Agreement. In calculating the estimated fully diluted equity value per share, J.P. Morgan adjusted the unlevered firm value for the value of the preferred stock in the Company and the Company’s expected cash balance as of September 30, 2011 and divided by the fully diluted shares outstanding of the Company. Based on the foregoing, this analysis indicated an implied equity value per share of the Company’s common stock of $(2.30) to $(0.09).

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results or, should the Merger fail to be consummated, the future value of the Company common stock, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies that operate in the industries in which the Company operates and, in certain cases, have operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

The opinion of J.P. Morgan was one of the many factors taken into consideration by the Special Committee, in making its recommendation to the Board of Directors, and the Board of Directors, in making its determination to approve the Merger. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of the Special Committee or the Board of Directors with respect to the value of the Company, or of whether the Special Committee or the Board of Directors would have been willing to agree to different or other forms of consideration.

As a part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Merger on the basis of such experience and its familiarity with the Company.

J.P. Morgan has acted as financial advisor to the Special Committee with respect to the Merger. J.P. Morgan will receive a fee of $2.75 million from the Company upon the delivery of its opinion and may receive a discretionary fee of up to $250,000 from the Company in the future in connection with the Merger under the terms of the engagement letter with the Special Committee. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of its opinion, neither J.P. Morgan nor its affiliates had any material financial advisory or other material commercial or investment banking relationships with ACF. During the two years preceding the date of its opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with the Company and certain companies in which Mr. Icahn (an affiliate of Parent Group), directly or indirectly, has a controlling stake (the “Icahn controlled companies”), as well as with Lions Gate Entertainment Corp. (“Lions Gate”), a company in which Mr. Icahn, directly or indirectly, owns approximately 37.13% of the outstanding common stock according to a Schedule 13D report filed by Mr. Icahn on December 13, 2010. Such services during such period included acting as (i) financial advisor to the Special Committee from August 2009 until January 2010 in connection with a previously proposed acquisition by ACF of the Company common stock held by the Company’s minority stockholders and (ii) joint bookrunner for senior secured notes offerings by a wholly-owned subsidiary of Lions Gate in May 2011 and October 2009. In addition, J.P. Morgan’s commercial banking affiliate (i) provides cash management and other treasury and securities services to the Company, Lions Gate and Federal-Mogul Corporation, an Icahn controlled company, and (ii) is an agent bank and/or a lender under outstanding credit facilities of Federal-Mogul Corporation and Lions Gate. The compensation received by J.P. Morgan’s commercial banking affiliate during the two years preceding the date of its opinion for cash management and other treasury and securities services to Federal-Mogul totaled less than $1 million. In addition, one of J.P. Morgan’s affiliates and Lions Gate own 49% and 51%, respectively, of the interests of TV Guide Network. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company, Lions Gate or Icahn controlled companies, for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Prospective Financial Information

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with the financial analysis of the proposed merger, certain financial projections for fiscal years 2011 to 2020 were provided.

The summary of such information below is included solely to give stockholders access to the information that was made available to J.P. Morgan and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP.

Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, the Special Committee, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, the Special Committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the Merger Agreement. Further, the prospective financial information does not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by the Company or the Special Committee that they are viewed by the Company or the Special Committee as material information of the Company, and in fact the Company and the Special Committee view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Company’s prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this information statement.

Certain of the prospective financial information set forth herein, including EBITDA, may be considered non-GAAP financial measures. The Company provided this information to J.P. Morgan because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

The projections for the years 2011 through 2013 were prepared in connection with the Company’s normal management planning processes. At the request of the Special Committee and J.P. Morgan, management developed certain projections with the assistance of J.P. Morgan for the additional period covering fiscal years 2014 through 2020. These latter period projections are not normally prepared by management and were not based upon the more rigorous planning process by which the Company develops its business plans. Consequently, the projections for the period 2014 through 2020 may be viewed as involving more inherent risk of variation from anticipated actual results than those which were developed through the normal planning process.

XO Financial Projections (as of April 2011)

$ millions	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
REVENUE	1,546	1,593	1,694	1,807	1,908	1,996	2,073	2,146	2,217	2,285
ADJUSTED EBITDA*	200	218	251	279	304	324	340	356	371	386
CAPITAL EXPENDITURES	235	242	249	252	253	254	260	267	273	279

*	Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization and is adjusted to exclude stock based compensation and other non-operating income items.

The Company also provided J.P. Morgan with certain information with respect to the Company’s federal net operating losses a summary of which is provided in the table below.

Projections of XO’s Federal Net Operating Losses

Summary of XO's Federal Net Operating Losses
(as of April 2011)

Non-SRLY Limited NOLs (subject to TSA)
NOLs generated between 2003-2004	$567
NOLs generated in 2009	$77
NOLs generated in 2010	$69

SRLY Limited NOLs
NOLs generated between 2004-2008	$1,860
NOLs generated in 2009	$153
NOLs generated in 2010	$149
§382 limited Allegiance Telecom NOLs	$450

*	Allegiance Telecom NOLs (gross $1,081 million) net of §382 limitations.

SRLY means a separate return limitation year.

XO’s projections do not include any impact of other “Starfire” entities

Interests of XO Holdings’ Executive Officers and Directors in the Merger Agreement

When considering the recommendation of the Special Committee and approval of the Board, you should be aware that members of our Board and our officers have interests in the Merger other than their interests as XO Holdings stockholders generally. These interests may be different from, or in conflict with, your interests as XO Holdings stockholders. The members of the Board and the members of the Special Committee were aware of these additional interests, and considered them, when they approved the Merger Agreement.

Majority Shareholder

Parent Group is wholly owned by affiliates of our majority shareholder and Chairman of our Board of Directors, Carl C. Icahn and holder of approximately 90% of the voting rights associated with our issued and outstanding common stock and preferred stock. In addition, three directors, Messrs. Intrieri, Schechter and Ninivaggi are employed by entities affiliated with Mr. Icahn.

On October 8, 2010, the Company entered into a Revolving Promissory Note (the “Promissory Note”) with Arnos Corp., an affiliate of Carl C. Icahn, the Chairman of our Board of Directors and majority shareholder, pursuant to which Arnos Corp. provided access to a $50.0 million revolving credit facility at an annual interest rate equal to the greater of LIBOR plus 525 basis points or 6.75%. On February 11, 2011, at our request, we and Arnos Corp. entered into the First Amendment to the Revolving Promissory Note (the “Amendment”). The Amendment extends the latest maturity date of the Promissory Note from October 8, 2011 to May 1, 2012. Accordingly, the maturity date of the Promissory Note is the earliest of (i) May 1, 2012, (ii) the date on which any financing transaction, whether debt or equity, is consummated by us or certain of our affiliates in an amount equal to or greater than $50.0 million, and (iii), at our option, a date selected by us that is earlier than May 1, 2012. The Promissory Note includes a fee of 0.75% on undrawn amounts. As of July 26, 2011, no amounts have been drawn on the Promissory Note.

Director and Executive Officers

Harold First, a XO Holdings director, will receive a cash payment of $2,935.80 and 2,097 CVRs for his 2,097 outstanding shares of XO Holdings common stock on the Merger Closing.

Robert Knauss, a XO Holdings director, will receive a cash payment of $214,200 and 153,000 CVRs for his 153,000 outstanding shares of XO Holdings common stock on the Merger Closing.

Fredrik Gradin, a XO director, will receive no cash payment.

Certain executive officers no longer with the Company, but who acted as executive officers since the period beginning in fiscal year 2010, hold options and common stock. Carl J. Grivner holds 15,000 shares of common stock and 2,019,057 options.

For a listing of the beneficial ownership of our current directors and executive officers, please see “Ownership of Stock by Directors, Executive Officers and Principal Stockholders” beginning on page 35.

Certain Facts Concerning the Relationship with J.P. Morgan

The Company paid J.P. Morgan $1.25 million for its work as financial advisor to the 2009 Special Committee. In addition, the Company reimbursed J.P. Morgan for certain expenses in connection with J.P. Morgan’s work as financial advisor to the 2009 Special Committee. In the past two years, the Company has paid J.P. Morgan or its affiliates less than $50,000 per year for treasury and security services.

Within the past two years, J.P. Morgan has provided treasury and security services and asset and wealth management services for certain entities affiliated with Carl C. Icahn and the Company believes that the aggregate fees for such services were less than $100,000 per year.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with Lions Gate, a company in which Mr. Icahn, directly or indirectly, owns approximately 37.13% of the outstanding common stock according to a schedule 13D report filed by Mr. Icahn on December 13, 2010, but does not have any board representation or control over management.

Options

Holders of options issued under the 2002 Stock Incentive Plan have the right to exercise their options up to the effective time of the Merger. However, since the Company has no options outstanding with an exercise price below $4.80, the Company does not expect any options to be exercised. All unexercised options will expire at the effective time of the Merger.

Insurance and Indemnification

Effective as of the Merger Closing, Parent Group will purchase a “tail” policy providing for directors’ and officers’ liability insurance that has at least as much coverage in the aggregate as the directors’ and officers’ liability insurance maintained by XO Holdings prior to the Merger closing. The insurance policy is to be maintained for a period of six years after the Merger closing. The Merger Agreement provides that the certificate of incorporation of the surviving corporation will be amended and restated to read in the form set forth in the Merger Agreement at the effective time and provides that the bylaws of Merger Sub will become the bylaws of XO Holdings as the surviving corporation at the effective time. The Merger Agreement provides that the Parent Group shall, and shall cause XO Holdings as the surviving corporation to, indemnify and hold harmless, each of our present and former directors and officers as well as those of our subsidiaries against any costs or expenses (including reasonable attorneys’ fees) incurred in connection with any action arising out of matters existing or occurring at or prior to the effective time of the Merger, whether claimed prior to, at or after the effective time of the Merger, and shall also advance expenses to any indemnified person as incurred to the fullest extent permitted under applicable law. The certificate of incorporation of the Company contains, and the certificate of incorporation of the surviving corporation shall contain, provisions that exculpate present and former directors, to the fullest extent permitted by Delaware law.

No Financing Condition

The Merger is not conditioned on any financing arrangements.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Sub, a Delaware corporation, a direct, wholly-owned subsidiary of Parent Group and a party to the Merger Agreement, will merge with and into us. We will survive the Merger as a direct, wholly-owned, Delaware subsidiary of Parent Group.

Merger Consideration

At the effective time of the Merger, each outstanding share of our common stock, other than shares held by Parent Group, treasury shares, shares held by any of our subsidiaries, shares held by Merger Sub or any of its subsidiaries, and shares held by stockholders who perfect their appraisal rights (as described in “The Merger — Appraisal Rights”), will be converted into the right to receive $1.40 in cash, without interest and less any applicable withholding tax as well as one CVR. The CVR is an uncertificated contract right that is non-assignable and non transferrable. Each CVR provides the beneficiary with the right to receive compensation under certain circumstances if Parent Group consummates or enters into a definitive agreement providing for a sale of the Company or its assets within a one year period of the execution date of the Merger Agreement and such sale is consummated. Treasury common shares, common shares held by any of our subsidiaries and common shares held by Parent Group, Merger Sub or any of its subsidiaries will be automatically canceled at the effective time of the Merger. At the effective time of the Merger, each outstanding share of common stock of Merger Sub held by Parent Group and its affiliates will be converted into one share of the common stock, par value $0.01 of the surviving corporation.

As of the effective time of the Merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock (other than Parent Group and stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $1.40 per share in cash, without interest and less applicable withholding tax as well as one CVR per share. The price of $1.40 per share and one CVR was determined through negotiation of the Special Committee and ACF with the assistance of the Special Committee’s legal and financial advisors.

Contractual Value Rights

The CVRs will be uncertificated contract rights and will be non-assignable and non-transferable by any beneficiary thereof, except as required by any applicable community property laws or laws of descent and distribution.

The CVRs will become effective at the effective time and will expire at 11:59 p.m. New York City time on the earlier of (i) July 11, 2012 and (ii) the consummation of a Company stock sale, as defined in the Merger Agreement, or a Company merger, as defined in the Merger Agreement, (the earlier of such dates, the “Maturity Date”). However, if after the effective time and prior to July 11, 2012, the surviving Corporation or any of its affiliates (the “Permitted Holders”) enters into a definitive agreement providing for a Company sale (a “Sale Contract”), the Maturity Date shall not be the date specified in the sentence above, but shall be the later of (i) July 11, 2012 and (ii) the date the Company sale pursuant to such Sale Contract is consummated or terminated.

If there is consummated after the Effective Time and on or before the Maturity Date one or more Company sales which result in a CVR distribution amount greater than zero (0), then, following the Maturity

Date, the Parent Group will deposit with the paying agent for payment, subject to any applicable withholding taxes, pro rata to each holder of a CVR, an amount per CVR (the “CVR Consideration”) equal to such CVR distribution amount and, subject only to the dispute provisions in the Merger Agreement, the CVRs shall be automatically cancelled and be of no further force or effect and no further consideration shall be deliverable by the Parent Group in respect thereof.

If, on the Maturity Date, (i) no Company sale has been consummated following the Effective Time and on or prior to the Maturity Date, or (ii) if one or more Company sales has been consummated following the Effective Time and on or prior to the Maturity Date, and the CVR distribution amount is zero (0) or less, the CVRs shall automatically terminate and be of no further force or effect and no consideration shall be deliverable in respect thereof.

All computations and determinations relating to the CVRs shall be made by the Parent Group in good faith. Promptly after the Maturity Date, the Parent Group shall notify holders of CVRs in writing of the Parent Group’s determination as to (i) whether any Company Sale occurred after the Effective Time and on or before the Maturity Date, (ii) the aggregate amount of any net proceeds received in respect thereof, (iii) the amount (if any) of any resulting CVR distribution amount, and (iv) the amount of CVR consideration (if any) due and payable to CVR beneficiaries under the Merger Agreement. Following such notice, CVR beneficiaries shall have 90 days to communicate to the Parent Group in writing any objections to the Parent Group’s determination of the relevant determinations; provided, that, a CVR beneficiary may object to the Parent Group’s determinations only (A) on the basis that the Parent Group’s determinations, including determinations regarding fair market value in the definition of net proceeds being made in good faith, were not made in accordance with the terms of the Merger Agreement, (B) to the extent that, if such beneficiary’s objection was upheld, the Parent Group would be required to pay an aggregate of at least $200,000 more in CVR consideration than according to the Parent Group’s determinations and (C) if the bases for such beneficiary’s objection are specified in writing and in reasonable detail. If the Parent Group receives one or more objection notice, then the Parent Group and the CVR beneficiaries who delivered such objection notice shall discuss the objections set forth therein in good faith and the Parent Group agrees, and each CVR beneficiary by accepting a CVR agrees, to use all reasonable efforts to ensure that any final resolution of such objections will be applicable to, and binding on, all CVR beneficiaries (and not only those CVR beneficiaries who objected to Parent Group’s determinations). If additional amounts are paid in settlement of one or more objection notices, then all objecting and non-objecting CVR beneficiaries shall, to the extent practicable, be treated equally by the Parent Group and receive the same amount and form of consideration as the objecting CVR beneficiaries, based on and in proportion to the number of CVRs held by each such beneficiary. If any such objections are not resolved by the date that is 150 days after the Maturity Date, then the Parent Group and the CVR beneficiaries shall submit the matter to the Court of Chancery of the State of Delaware.

The beneficiary of a CVR will not be entitled to any of the rights of a stockholder in the Parent Group or the surviving corporation or any affiliate thereof (including, without limitation, voting and dividend rights). None of the Parent Group or any of its affiliates or subsidiaries shall be liable to any person in respect of any CVR consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

BY ACCEPTING A CVR, EACH CVR BENEFICIARY (I) IRREVOCABLY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED TO THE CVRS, (II) CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE), IN THE EVENT ANY DISPUTE ARISES OUT OF THE CVRS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE CVRS, (III) AGREES NOT TO ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (IV) AGREES NOT TO BRING ANY ACTION RELATING TO THE CVRS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE CVRS IN ANY COURT OTHER THAN SAID

COURTS OF THE STATE OF DELAWARE AS DESIGNATED ABOVE, AND (V) CONSENTS TO SERVICE BEING MADE THROUGH THE NOTICE PROCEDURES SET FORTH IN THE MERGER AGREEMENT.

Treatment of XO Holdings Stock Options

Holders of options issued under the 2002 Stock Incentive Plan have the right to exercise their options up to the effective time of the Merger. However, since the Company has no options outstanding with an exercise price below $4.80, the Company does not expect any options to be exercised. All unexercised options will expire at the effective time of the Merger.

Effective Time of the Merger

The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Parent Group and us and specified in the Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable on or after the date of the Merger Closing, which will not be later than the second business day after satisfaction or waiver of the conditions to the Merger Closing described in the Merger Agreement. We currently anticipate that the Merger will be completed in the third quarter of calendar year 2011. However, the Merger is subject to several closing conditions, and consequently we cannot predict the exact timing or guarantee that the Merger will occur. For example, under applicable securities regulation, the Merger may not be completed until 20 days after the date of mailing of this information statement to the XO Holdings stockholders. Therefore, the earliest possible date on which the Merger can be consummated is August 18, 2011 (assuming that this information statement is mailed to XO Holdings stockholders on July 28, 2011).

Deregistration of Common Stock

If the Merger is completed, as of the effective time of the Merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock (other than Parent Group and stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $1.40 per share in cash, without interest and less applicable withholding tax as well as one CVR per share. XO Holdings will become a direct, wholly-owned subsidiary of Parent Group. As a result, our common stock will no longer be traded on the OTCBB and Pink Sheets and will be deregistered under the Exchange Act.

Certain U. S. Federal Income Tax Consequences of the Merger

The following is a summary of certain (1) U.S. federal income tax consequences of the Merger to shareholders of XO Holdings whose Shares are converted into the right to receive the cash consideration and CVRs in the Merger, (2) U.S. federal income tax considerations related to the ownership of CVRs received in the Merger and (3) U.S. federal income tax consequences to holders of shares who properly perfect appraisal rights. The discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of shares or CVRs received in the Merger. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to holders who hold shares and/or who will acquire CVRs pursuant to the Merger, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or that may apply to holders subject to special treatment under U.S. federal income tax laws (including, for example, holders who hold shares or are beneficiaries of CVRs as part of a hedge, straddle, constructive sale or conversion transaction, holders liable for the alternative minimum tax, partnerships or other pass-through entities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, mutual funds and certain expatriates or former long-term residents of the U.S. or holders who acquired Shares in connection with a stock option, stock appreciation right, restricted stock unit or restricted stock plans or in other compensatory transactions). Except with respect to the discussion of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, this discussion applies only to a beneficial holder of shares or a beneficiary of a CVR which is a US holder, i.e., one of the following: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not consider the effect of any foreign, state or local tax laws. If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of the shares or CVRs, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares or CVRs and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Merger and the ownership of CVRs.

Because individual circumstances may differ, stockholders should consult their own tax advisors to determine the applicability of the rules discussed below and the particular tax effects of the Merger and the ownership of CVRs received in the Merger to them, including the application and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in such laws.

The exchange of shares for cash and CVRs pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. There is no legal authority directly on point addressing whether a sale of property for, in whole or in part, contractual value rights with characteristics similar to the CVRs should be treated as an “open transaction” or “closed transaction” for U.S. federal income tax purposes and such question is inherently factual in nature. XO Holdings and Parent Group plan to take the position that receipt of the CVRs will be a “closed transaction” for U.S. federal income tax purposes and the following discussion is based on that treatment. XO Holdings and Parent Group urge each stockholder to consult its own tax advisor regarding the proper characterization of the receipt of the CVRs.

In general, a stockholder will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the amount of cash and the fair market value of the CVRs received by the stockholder in exchange for his or her shares and (2) the stockholder’s adjusted tax basis in such Shares. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder’s holding period for such Shares is more than one year at the time of consummation of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, generally are eligible for U.S. federal income taxation at preferential rates. Certain limitations apply to the deductibility of a shareholder’s capital losses. The installment method of reporting any gain attributable to receipt of a CVR should not be available because the shares should be considered traded on an established securities market for U.S. federal income tax purposes.

A holder’s initial tax basis in a CVR received in the Merger will equal the fair market value of such CVR on the date of the consummation of the Merger as determined for U.S. federal income tax purposes, and the holding period for such CVR will begin on the day following the date of the consummation of the Merger. Parent Group plans to take the position that the fair market value of such CVR on the date of the consummation of the Merger will be zero, but that position is not binding on the IRS or the courts.

The foregoing discussion assumes that the receipt of CVRs in the Merger will be treated as a “closed transaction” for U.S. federal income tax purposes; however, the receipt of the CVRs would generally be treated as part of an “open transaction” if the value of the CVRs cannot be “reasonably ascertained” at the time of the Merger. If the receipt of CVRs were treated as part of an “open transaction” for U.S. federal income tax purposes, a stockholder would not immediately take the CVRs into account in determining capital gain (or loss, if allowed and applicable) on the receipt of CVRs and a stockholder would take no tax basis in the CVRs. Rather, subject to the Code Section 483 rules discussed below, a stockholder would recognize gain as payments with respect to the CVRs were received or deemed received in accordance with the holder’s regular method of accounting, but only to the extent the sum of such payments (and all previous payments under the CVRs), together with the cash received upon consummation of the Merger, exceeds such holder’s adjusted tax basis in our common stock surrendered pursuant the Merger. Further, subject to the Code Section 483 rules discussed below, a holder who does not receive cumulative cash payments upon consummation of the Merger and under the CVRs that are at least equal to such holder’s adjusted tax basis in our common stock surrendered pursuant the Merger will recognize a capital loss in the year that the holder’s right to receive further payments under the CVRs terminates.

Although not entirely clear, whether the transaction is treated as an “open transaction” or a “closed transaction,” a portion of any payment due with respect to a CVR more than six months following the consummation of the Merger may constitute imputed interest taxable as ordinary income under Section 483 of the Code, and Parent Group has agreed to determine imputed interest, if any, in accordance with Section 483 of the Code. The portion of any CVR payment treated as imputed interest under Section 483 of the Code generally should equal the excess of the amount of the CVR payment over the present value of such amount as of the consummation of the Merger, calculated using the applicable federal rate as the discount rate. A holder of a CVR must include in its taxable income interest imputed pursuant to Section 483 of the Code using such holder’s regular method of accounting.

The U.S. federal income tax treatment of the CVRs is not certain. Parent Group does not intend to seek a ruling from the Internal Revenue Service, or IRS regarding the tax treatment of the CVRs and it is possible that the IRS might successfully assert that payments with respect to the CVRs should be treated differently than described above. If the IRS were to so successfully assert, the amount, timing and character of income, gain or loss realized with respect to the CVRs may be materially different than described above. You should consult your tax advisors concerning the recognition of income, gain or loss, if any, resulting from the receipt of payments, if any, with respect to the CVRs. Further, although the CVRs are non-transferable, you should consult your tax advisors concerning the U.S. federal income tax consequences of any sale or disposition of the CVRs.

A stockholder whose shares are exchanged for cash and CVRs pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided or an exemption applies.

Payments made with respect to a CVR may be subject to information reporting and backup withholding. In order to prevent backup withholding with respect to payments to certain holders of CVRs, each such holder must provide its correct TIN and certify that such holder is not subject to backup withholding by completing an IRS Form W-9 or the Substitute Form W-9 in the Letter of Transmittal. Certain holders of CVRs (including, among others, all corporations) may not be subject to backup withholding. If a holder of CVRs does not provide its correct TIN or fails to provide the certifications described above or establish an exemption, the IRS may impose a penalty on the holder and payment to the holder with respect to CVRs may be subject to backup withholding. All holders of CVRs who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign an IRS Form W-9 or the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding.

While this disclosure does not address the tax impact to non-US holders, non-US holders should be aware that if XO Holdings determines that it is a “United States real property holding corporation” for U.S. federal income tax purposes, a non-US holder of more than five percent of our common stock generally will be subject to U.S. federal income tax on the disposition of our common stock and Parent Group may be required to withhold 10% of any payment made to acquire our common stock; non-US holders of five percent or less of our stock would not, however, be subject to U.S. federal income tax and will not be subject to withholding tax. Non-US holders should consult their own advisors about the consequences that could result if we are a “United States real property holding corporation” including the ability to reduce or eliminate the withholding tax by pre-merger application to the IRS if the tax withheld should exceed their actual tax liability.

Appraisal Rights

The above discussion does not apply to holders of shares who properly perfect appraisal rights. Generally, a holder of shares who perfects appraisal rights with respect to such holder’s shares will recognize capital gain or loss equal to the difference between such holder’s tax basis in those shares and the amount of cash received in exchange for those Shares.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

To the best of our knowledge no regulatory approvals must be obtained in connection with the Merger. We cannot assure you that a challenge to the Merger on various regulatory grounds will not be made or, if such a challenge is made, that it would not be successful. The Company will be required to make pro forma notice filings at the FCC and in states with applicable requirements including New York and Delaware. We do not anticipate such filings delaying the Merger closing.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference the full text of Section 262 of the DGCL, which appears in Annex C to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date for such action by consent with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of our common stock and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of our common stock who desire to exercise their appraisal rights must deliver to XO Holdings, as the surviving corporation of the Merger, a written demand for appraisal of their shares of our common stock within 20 days after the date of mailing of this information statement, or August [15], 2011. A demand for appraisal will be sufficient if it reasonably informs XO Holdings of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares must be mailed or delivered to: XO Holdings, Inc., Attention: Investor Relations, 13865 Sunrise Valley Drive, Herndon, Virginia 20171, (703) 547-2000.

Only a holder of record of shares of Company common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company common stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within 10 days after the effective time of the Merger, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company’s stockholders who properly asserted appraisal rights under Section 262 of the DGCL. At any time within 60 days after the effective time of the Merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the Merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the effective time of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. XO Holdings, as the surviving corporation, has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that it will file a petition. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262, and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the effective time of the Merger, any stockholder who properly asserted appraisal rights under Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the per share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share Merger Consideration. Moreover, we do not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the per share Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the effective time of the Merger. If no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares will be deemed to have been converted at the effective time of the Merger into the right to receive the $1.40 per share cash payment (without interest) plus one CVR pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the effective date of the Merger (or thereafter with the written approval of XO Holdings) and accept the Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the effective time of the Merger.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this information statement. Stockholders should read carefully the full text of the Merger Agreement, as it is the legal document governing the Merger, and the provisions of the Merger Agreement are complicated and not easily summarized.

The following description is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of XO Holdings or Parent Group or any of our or its respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures. Factual information about us can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Effective Time

The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Parent Group and the Special Committee and specified in the Certificate of Merger. The filing of the Certificate of Merger will occur on or as soon as practicable after the Merger closing, which will occur on the later of (i) the 1st day following the satisfaction or waiver of the conditions to the Merger closing described in the Merger Agreement and (ii) the 21st day after delivery of the Information Statement to our stockholders, or such other date as the parties may mutually determine.

Certificate of Incorporation and Bylaws

The Merger Agreement provides that the certificate of incorporation of the surviving corporation will be amended and restated to read in the form set forth in the Merger Agreement at the effective time. The Merger Agreement also provides that the bylaws of Merger Sub will become the bylaws of XO Holdings as the surviving corporation at the effective time.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $1.40 per share in cash as well as one CVR per share, without interest and less any applicable withholding tax, will occur automatically at the effective time of the Merger. In accordance with the terms of the Merger Agreement, Parent Group (or an exchange agent engaged by Parent Group) will send a letter of transmittal to each former XO Holdings stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by Parent Group (or the paying agent engaged by Parent Group), the holder of the certificate will be entitled to receive from Parent Group (or the paying agent engaged by Parent Group), $1.40 in cash and one CVR for each share represented by the stock certificate, and that stock certificate will be canceled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the Merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and
•	the person requesting such payment: pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or establishes to the reasonable satisfaction of Parent Group (or the paying agent engaged by Parent Group) that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The Merger consideration (including the CVRs) paid upon conversion of shares of our common stock will be in full satisfaction of all rights relating to the shares of our common stock.

Any amounts held by Parent Group (or the payment agent engaged by Parent Group) that have not been claimed by holders of our common stock by six months after the Merger becomes effective will be retained by or returned to Parent Group. Stockholders seeking payment for shares of common stock after that date will only be able to look to Parent Group for any amounts payable.

If any certificate representing our common stock is lost, stolen or destroyed, the holder must provide an appropriate affidavit of that fact. Parent Group (or the paying agent engaged by Parent Group) may require any such holder to deliver a bond as indemnity against any claim that may be made against Parent Group with respect to any lost, stolen or destroyed certificate.

Treatment of XO Holdings Stock Options

Holders of options issued under the 2002 Stock Incentive Plan have the right to exercise their options up to the effective time of the Merger. However, since the Company has no options outstanding with an exercise price below $4.80, the Company does not expect any options to be exercised. All unexercised options will expire at the effective time of the Merger.

XO Holdings’ Representations and Warranties

XO Holdings made the following representations and warranties with respect to itself and each of its subsidiaries:

•	our corporate organization and qualifications;
•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to, the Merger Agreement and related matters with respect to XO Holdings;
•	the absence of conflicts or violations under contracts, instruments or law, and required consents and approvals;
•	the accuracy of the information in this information statement;
•	the delivery of the fairness opinion to the Special Committee from the financial advisor to the Special Committee; and
•	the absence of certain fees related to brokers and other advisors.

Parent Group’s and Merger Sub’s Representations and Warranties

Parent Group and Merger Sub made the following representations and warranties:

•	their corporate organization and qualifications;
•	authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters with respect to Parent Group and Merger Sub;
•	the absence of conflicts or violations under contracts, instruments or law, and required consents and approvals;
•	ownership of the Company’s capital stock; and
•	the accuracy of information provided in this information statement.

Additional Agreements

The Merger Agreement contains additional agreements that we and Parent Group have agreed to, including:

•	the execution and delivery of written consents;
•	the preparation and filing of this information statement with the SEC;
•	the continuation of directors’ and officers’ indemnification and insurance for six years after the Effective Time of the Merger;
•	the preparation of public announcements and notification of certain matters related to the Merger; and
•	the filing and taking of other actions necessary by both us and Parent Group to consummate the Merger and the transactions contemplated by the Merger Agreement.

Conditions to the Closing of the Merger

The obligations of the parties to effect the closing of the Merger are subject to the following conditions:

•	Information Statement: This information statement shall have been sent to stockholders at least 20 days prior to closing.
•	Orders: No court or other governmental entity has enacted or issued any law or order to restrain or prohibit the Merger or the transactions contemplated under the Merger Agreement.

None of the parties may rely on the failure of any condition to the closing if such failure was caused by that party’s failure to use the standard of efforts required from such party to consummate the Merger and other transactions contemplated by the Merger Agreement.

Specific Performance

The Merger Agreement provides that in addition to, and not in limitation of, any other remedy available to any party, a party under the Merger Agreement shall be entitled to specific performance and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required.

Termination of the Merger Agreement

Parent Group and the Special Committee may terminate the Merger Agreement by mutual consent. Parent Group or the Special Committee may terminate the Merger Agreement a) if the Merger shall not have been consummated by December 1, 2011 or b) subject to certain conditions, if any law or order permanently restraining, enjoining or otherwise prohibiting the Merger becomes final and non-appealable.

Amendment of the Merger Agreement

The Merger Agreement may be amended in writing at any time if such amendment is approved by the Special Committee and Parent Group.

MARKET PRICE AND DIVIDEND DATA

Our common stock trades on the OTC Bulletin Board under the symbol “XOHO.OB.” As of July 11, 2011, there were approximately 131 holders of record of our common stock.

The Company’s predecessor, Nextlink Communications, Inc. (“Nextlink”), was listed on the NASDAQ National Market under the trading symbol NXLK. On October 25, 2000, Nextlink changed its name to XO Communications, Inc. (“XOC”) and its NASDAQ trading symbol was changed from NXLK to XOXO.

Trading of XOC’s securities on the NASDAQ National Market was halted by NASDAQ on November 29, 2001 following XOC’s announcement that its board had approved a preliminary agreement for an investment conditioned upon XOC successfully completing a restructuring. On December 13, 2001, XOC voluntary delisted its stock from the NASDAQ National Market.

On December 17, 2001, XOC’s common stock began trading on the OTCBB under the trading symbol XOXO. On June 17, 2002, XOC filed for protection under Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. On November 15, 2002, the Bankruptcy Court confirmed XOC’s plan of reorganization, and, on January 16, 2003, XOC consummated the plan of reorganization and emerged from its Chapter 11 reorganization proceedings with a significantly restructured balance sheet. XOC’s pre-petition common stock stopped trading on the OTCBB as of January 16, 2003, the effective date of XOC’s plan of reorganization, at which time all interests in XOC’s pre-petition common stock were terminated pursuant to the plan of reorganization. The new common stock of reorganized XOC issued pursuant to its plan of reorganization began trading on the OTCBB under the symbol XOCM on January 23, 2003.

XOC merged with and into XO Holdings as of February 28, 2006 and its OTCBB trading symbol was changed to XOHO. The Company’s Preferred A Shares and Series A, B and C Warrants were previously traded on the OTCBB, but are now retired in full

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sales prices of our common stock as reported on the OTC Bulletin Board.

Quarterly Stock Price Range

	Common Stock
	High	Low
2009
First Quarter	$0.21	$0.14
Second Quarter	0.48	0.15
Third Quarter	0.73	0.27
Fourth Quarter	0.81	0.46
2010
First Quarter	$0.79	$0.54
Second Quarter	0.81	0.61
Third Quarter	0.68	0.58
Fourth Quarter	0.72	0.57
2011
First Quarter	$0.80	$0.66
Second Quarter	$0.88	$0.65

On July 25, 2011, the last practicable trading day before the printing of this information statement, the last reported sales price, as reported on the OTC Bulletin Board, of our common stock was $1.37 per share. Following the Merger, there will be no further public market for our common stock, and our stock will be deregistered under the Securities and Exchange Act of 1934, as amended.

Dividends

We have not paid cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock by Our Board of Directors and Management

The table below sets forth the number of shares of Company common stock beneficially owned by (i) each member of our Board of Directors, (ii) each of our executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, the percentages below are based on the number of shares issued and outstanding on March 31, 2011, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Carl C. Icahn(3)	764,801,221	91.76
Vincent J. Intrieri	—	—
Daniel A. Ninivaggi	—	—
Harold First(4)	2,097	*
Fredrik Gradin	—	—
Robert Knauss(5)	153,000	*
David S. Schechter	—	—
Laura W. Thomas(6)	91,015	*
Daniel Wagner	—	—
Heather Burnett Gold(7)	150,000	*
Ernest Ortega(8)	125,000	*
Simone Wu(9)	126,361
All directors and executive officers as a group (12 persons)(10)	765,448,694

*	The Percent of Class is less than one percent (1%).
(1)	The address of all persons listed is c/o XO Holdings, Inc., 13865 Sunrise Valley Drive, Herndon Virginia 20171.
(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which date, for the purposes of the foregoing table is June 30, 2011. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our common stock beneficially owned.
(3)	As reported in the June 30, 2011 Form 4 for Mr. Icahn, and the March 31, 2011 Amendment No. 32 to Schedule 13D filed by Carl C. Icahn, ACF, Highcrest Investors Corp., Buffalo Investors Corp., Starfire Holding Corporation, Arnos, Arnos Sub, Barberry, Hopper Investments LLC, High River and Unicorn Associates Corporation (the “Filing Persons”), as adjusted for repayment of the 6% Class A Convertible Preferred Stock, represent beneficial ownership by the Filing Persons in the aggregate of 764,801,221 shares constituting approximately 90% of the outstanding shares based upon (i) the 182,075,165 shares stated to be issued and outstanding by the Company, (ii) the 113,410,769 shares beneficially held by the Filing Persons, (iii) the 453,716,974 shares issuable upon conversion of the 555,000 shares of 7% Series B Convertible Preferred Stock beneficially held by the Filing Persons, and (iv) the 197,673,476 votes to which the 225,000 shares of 9.5% Series C Perpetual Preferred Stock beneficially held by the Filing Persons are entitled. Arnos Sub is 100 percent owned by Arnos. Arnos is 100 percent owned by Unicorn Associates Corporation, a New York corporation, which is 100 percent owned by ACF, a Delaware corporation. ACF is wholly-owned by Highcrest Investors Corp., a Delaware corporation, which is approximately 99% owned by Buffalo Investors Corp., a New York corporation, which is wholly-owned by Starfire Holding Corporation, a Delaware corporation, which is wholly-owned by Mr. Icahn. Mr. Icahn is the chairman, President and sole Director of Starfire Holding Corporation, the chairman and a Director of ACF and the chairman, President and a Director of Highcrest Investors.

Hopper Investments LLC, a Delaware limited liability company, owns 100% of the general partnership interests in High River. Hopper Investments LLC is wholly-owned by Barberry which is 100% owned by Mr. Icahn.
(4)	Represents shares acquired by Mr. First before he was elected a Director April 29, 2010.
(5)	Represents shares of Company common stock acquired by Mr. Knauss in August 2004 and November 2008.
(6)	Represents shares of Company common stock issuable to Ms. Thomas upon the exercise of nonqualified stock options that were exercisable as of March 31, 2011 or that were to become exercisable within 60 days thereafter, which options were granted to Ms. Thomas pursuant to the 2002 Stock Incentive Plan.
(7)	Represents shares of Company common stock issuable to Ms. Gold upon the exercise of nonqualified stock options that were exercisable as of March 31, 2011 or that were to become exercisable within 60 days thereafter, which options were granted to Ms. Gold pursuant to the 2002 Stock Incentive Plan.
(8)	Represents shares of Company common stock issuable to Mr. Ortega upon the exercise of nonqualified stock options that were exercisable as of March 31, 2011 or that were to become exercisable within 60 days thereafter, which options were granted to Mr. Ortega pursuant to the 2002 Stock Incentive Plan.
(9)	Represents (i) shares of Company common stock issuable to Ms. Wu upon the exercise of nonqualified stock options that were exercisable as of March 31, 2011 or that were to become exercisable within 60 days thereafter, which options were granted to Ms. Wu pursuant to the 2002 Stock Incentive Plan and (ii) shares of Company common stock acquired in 2004 by DSC Investments, in which Ms. Wu has a one-third interest.
(10)	Represents (i) 764,801,221 shares of Company common stock beneficially held by the Filing Persons, as described in note (3) above, (ii) 155,147 outstanding shares of Company common stock owned by current directors and executive officers as of June 30, 2011 (other than shares held by the Filing Persons) (see notes (4), (5) and (9)), and (iii) 492,326 shares of Company common stock issuable upon the exercise of stock options exercisable as of March 31, 2011 or 60 days thereafter. See notes (6), (7), (8) and (9) above.

Beneficial Ownership of Our Common Stock by Certain Beneficial Owners

The table below sets forth beneficial owners of 5% or more of our outstanding common stock. None of such beneficial owners listed below nor any of their family members, entities of which they are Executive Officers, partners or 10% beneficial owners or trusts or estates in which they have beneficial interests were indebted to us during the past fiscal year. Unless otherwise indicated, the percentages below are based on the number of shares issued and outstanding on March 31, 2011, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Name of Beneficial Holder	Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Carl C. Icahn(2)	Icahn Associates Corp. 767 Fifth Avenue, 47th Floor, New York, New York 10153	764,801,221	91.76
Amalgamated Gadget, L.P. (R 2 Investors)(3)	301 Commerce Street, Suite 2975, Fort Worth, Texas 76102	16,847,195	9.2

(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person, directly or indirectly, has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days after any given date, which date, for the purposes of the foregoing table is June 30, 2011. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our common stock beneficially owned.
(2)	See Note (3) to the table under the heading titled “Beneficial Ownership of Our Common Stock by the Board of Directors and Management” above.
(3)	As reported in the Amendment No. 5 to Schedule 13D filed on June 15, 2010 by Amalgamated Gadget, represents 16,847,195 shares of Common Stock held by Amalgamated Gadget on behalf of R 2 Investments, LDC which includes 344,846 shares of Company common stock issuable upon exercise of Series A warrants, 258,635 shares of Common Stock issuable upon exercise of Series B warrants, and 258,635 shares of Common Stock issuable upon exercise of Series C warrants, all held by Amalgamated Gadget. Such shares represent approximately 9.2% of the outstanding shares of common stock based upon 182,075,165 shares of common stock deemed to be outstanding. Amalgamated Gadget is a limited partnership of which Scepter Holdings, Inc., a Texas corporation, is its sole general partner. Scepter Holdings, Inc. is wholly owned by Mr. Geoffrey Raynor. The Company notes that the Company’s Series A Warrants, Series B Warrants and Series C Warrants expired January 15, 2010.

CERTAIN LEGAL PROCEEDINGS

XO Holdings is involved in lawsuits, claims, investigations and proceedings consisting of commercial, securities, tort and employment matters, which arise in the ordinary course of its business. XO Holdings believes it has adequate provisions for any such matters. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Litigation is inherently unpredictable. However, we believe that we have valid defenses with respect to legal matters pending against us. Nevertheless, it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable resolution of one or more of these contingencies. Legal costs related to litigation in these matters are expensed as incurred.

R2 Derivative Litigation

On April 28, 2009, R2 Investments, LDC filed a complaint in the Supreme Court of the State of New York, County of New York naming individual members of the Company’s Board of Directors and certain entities controlled by the Chairman as defendants and naming the Company as the nominal defendant in connection with derivative claims. The plaintiff alleges that the defendants breached fiduciary duties in connection with the financing transaction consummated in July 2008 and other related matters. The complaint seeks equitable relief as well as damages in an unspecified amount. On July 24, 2009, the defendants filed a Motion to Dismiss the Complaint, which was denied on December 10, 2009. On April 23, 2010, the defendants filed an answer to the amended complaint. On May 10, 2010, the defendants filed a summary judgment motion. On March 18, 2011, the court granted R2’s motion to amend its complaint alleging that the rights offering announced by XO Holdings on October 12, 2010 and the reverse stock split (the “2010 Rights Offering and Reverse Stock Split”) was unfair to minority stock holders and that ACF’s proposal of January 21, 2011 to acquire all of the outstanding XO Holdings stock not owned by ACF or its affiliates for $0.70 per share (“ACF’s 2011 Proposal”) was unfair as well in that it provided inadequate consideration to XO Holdings shareholders. The amended complaint also claims that the Special Committee is not independent. Discovery in this case is ongoing. The effect of this case on the Company, if any, is not known at this time.

Zheng Derivative Class Action Litigation

On or about June 3, 2010, Youlu Zheng filed a class action complaint in the Supreme Court of the State of New York, County of New York against the Chairman, Carl Grivner, Adam Dell, Fredrik Gradin, Vincent J. Intrieri, Keith Meister, Robert Knauss, David S. Schechter, Peter Shea, Harold First, ACF, Arnos, High River, Starfire Holding Corp., and XO Holdings alleging that the defendants breached fiduciary duties in connection with the financing transaction consummated in July 2008 and other related matters. The plaintiffs request that the court rescind the July 2008 financing transaction, award compensatory damages to the class of plaintiffs, award the plaintiff expenses, costs and attorneys’ fees, and impose a constructive trust in favor of the plaintiff and the class upon benefits improperly received by the defendants. On July 25, 2010, the plaintiffs filed an amended complaint. Defendants filed an answer to the amended complaint on September 23, 2010. On March 14, 2011, plaintiffs amended their complaint to include the 2010 Rights Offering and Reverse Stock Split and to enjoin the defendants from proceeding with ACF’s 2011 Proposal. On May 5, 2011, the court approved the class certification. On July 19, 2011, the plaintiffs requested that they be permitted to amend their complaint to include allegations challenging the July 12, 2011 Agreement and Plan of Merger (the “Merger”) by which various Icahn entities offered to purchase all outstanding XO shares for $1.40. The plaintiffs have asked the court to enjoin the defendants from consummating that July 12, 2011 agreement. The court agreed to the amended complaint on July 25, 2022. The case is under consideration and the effect of this case on the Company, if any, is not known at this time.

Henzel Class Action Complaint

On or about January 26, 2011, Henzel, on behalf of herself and others similarly situated, filed a class action complaint in the Court of Chancery of the State of Delaware against XO Holdings, the Chairman, Carl Grivner, Vincent Intrieri, Harold First, Daniel Ninivaggi, Fredrik Gradin, Robert Knauss, and David Schechter alleging that XO Holdings and its Board of Directors breached their fiduciary duties of loyalty, good faith, candor, and due care. The plaintiffs allege that the defendants failed to adequately consider ACF’s

2011 Proposal. On July 22, 2011, the plaintiffs filed an amended complaint challenging the Merger and asking the court to enjoin the Merger, and moved for expedited proceedings. On July 25, 2011, the Special Committee, through its counsel, moved to dismiss and/or stay the action and opposed expedited proceedings. The case is under consideration and the effect of this case on the Company, if any, is not known at this time.

Murphy Class Action Complaint

On or about January 28, 2011, Murphy filed a shareholder class action complaint in the Supreme Court of the State of New York, County of New York against XO Holdings, the Chairman, Carl Grivner, Vincent Intrieri, Harold First, Daniel Ninivaggi, Fredrik Gradin, Robert Knauss, David Schechter, and ACF, alleging that the individually named defendants breached their fiduciary duties by failing to engage in an honest and fair sale process and failure to disclose material information to the class concerning ACF’s 2011 Proposal; and that the Chairman, XO Holdings, and ACF aided and abetted the Board’s breach of fiduciary duties. The plaintiff asks the court to direct defendants to carry out their fiduciary duties; to declare that the defendants committed a gross abuse of trust; and to enjoin the consummation of the proposed transaction. On July 20, 2011, the plaintiff filed an amended complaint challenging the Merger and asking that court to enjoin the consummation of the Merger. A hearing on the motion to enjoin the Merger is scheduled for August 11, 2011. The case is under consideration and the effect of this case on the Company, if any, is not known at this time.

Fast Class Action Complaint

On February 11, 2011, Fast filed a class action complaint in the Delaware Court of Chancery against XO Holdings, ACF, the Chairman, Carl Grivner, Vincent Intrieri, Harold First, Daniel Ninivaggi, Fredrik Gradin, Robert Knauss, and David Schechter alleging that the individually named defendants breached their fiduciary duties of loyalty and care by abandoning the 2010 Rights Offering and Reverse Stock Split in favor of ACF’s 2011 Proposal. The complaint also challenges the independence of the Special Committee and the application of the provision contained in the July 2008 Stock Purchase Agreement entered into by XO Holdings and certain affiliates of the Chairman in connection with the issuance and sale of Series A and B Preferred Stock to affiliates of the Chairman and which places certain restrictions on the Chairman’s ability to effect a transaction that would result in the Chairman obtaining a 90% ownership share in XO Holdings unless such transaction were approved by a special committee of disinterested directors (the “Standstill Provision”). Plaintiff also asks the Court to enjoin the consummation of ACF’s 2011 Proposal until the transaction’s “financial and procedural unfairness” is rectified; asks the Court to declare that Special Committee process in the Standstill Provision does not satisfy the entire fairness requirement; and asks the court to declare that the Special Committee is incapable of reviewing ACF’s 2011 Proposal. On July 18, 2011 the plaintiffs filed an amended complaint challenging the Merger and asking the court to enjoin the consummation of the Merger. On July 25, 2011, the Special Committee, through its counsel, moved to dismiss and/or stay the action and opposed expedited proceedings. The case is under consideration and the effect of this case on the Company, if any, is not known at this time.

Borden Class Action Complaint

On February 25, 2011, Borden filed a class action complaint in the Court of Chancery of the State of Delaware against XO Holdings, the Chairman, Carl Grivner, Robert Knauss, Harold First, Fredrik Gradin, Vincent Intrieri, David Schechter, Daniel Ninivaggi, and ACF on behalf of the public stockholders of XO Holdings. The complaint alleges various breaches of fiduciary duties by defendants related to ACF’s 2011 Proposal including allegations that the Special Committee lacked independence to consider and review ACF’s 2011 Proposal and that defendants placed personal interests of the individual board members and/or the interests of the Chairman ahead of the interests of the shareholders. The case is under consideration and the effect of this case on the Company, if any, is not known at this time.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also obtain copies of our Annual Report and Proxy Statement at http://www.xo.com/about/pages/investor.aspx.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by the Company, at http://www.sec.gov. You may also obtain other information about us and get access to our filings with the SEC through our website, www.xo.com. The information contained in that website is not incorporated by reference into this proxy statement.

We have not authorized anyone to give any information or make any representation about any matter or proposal described in this information statement that is different from, or in addition to, those contained in this information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this information statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the effective date of the Merger. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;
•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011; and
•	the Company’s Current Reports on Form 8-K filed with the SEC on April 7, 2011, April 8, 2011, April 26, 2011, May 16, 2011, June 15, 2011, June 20, 2011 and July 12, 2011.

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number: XO Holdings, Inc., Attention: Investor Relations, 13865 Sunrise Valley Drive, Herndon, Virginia 20171, (703) 547-2000.

Pursuant to the rules of the SEC, services that deliver communications to our stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our information statement, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify us if they wish to receive separate copies of our communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify us of their requests by calling or writing us at XO Holdings, Inc., Attention: Investor Relations, 13865 Sunrise Valley Drive, Herndon, Virginia 20171, (703) 547-2000.

Execution Version

AGREEMENT AND PLAN OF MERGER

among

ACF INDUSTRIES HOLDING CORP.,

ARNOS CORP.,

ARNOS SUB CORP.,

HIGH RIVER LIMITED PARTNERSHIP,

BARBERRY CORP.,

XO MERGER CORP.,

and

XO HOLDINGS, INC.

Dated as of July 11, 2011

i

(continued)

INDEX OF DEFINED TERMS

Page
ACF	1
Adjusted Outstanding Shares	15
Affiliate	15
Agreement	1
Arnos Sub	1
Base Value	15
beneficially owned	15
Board of Directors	15
Book-Entry Shares	3
Business Day	15
Cash Consideration	2
Certificate of Merger	1
Certificates	3
Closing	1
Closing Date	1
Code	10
Common Stock	2
Company	1
Company Board	1
Company Sale	15
Company Stock Option	3
control	15
Convertible Preferred Stock	7
CVR	2
CVR Consideration	5
CVR Distribution Amount	15
D&O Insurance	9
Delaware Court of Chancery	5
DGCL	1
Dissenting Shares	2
DTC	3
DTC Payment	4
Effective Time	1
Exchange Act	6
Governmental Entity	6
High River	1
Indemnification Agreements	16
Indemnified Parties	8

INDEX OF DEFINED TERMS
(continued)

Page
Information Statement	6
Maturity Date	4
Maturity Date Implied Value Per Share	15
Maturity Date Implied Value Per Share As Converted	16
Maximum Premium	9
Merger	1
Merger Consideration	2
Merger Sub	1
Minority Shares	16
Minority Stockholders	16
Net Proceeds	16
Objection Notice	5
Order	11
Outstanding Shares	17
Parent	1
Parent Consent	8
Paying Agent	3
Permitted Holders	4
Perpetual Preferred Stock	7
Person	17
Relevant Determinations	5
Sale Contract	4
Shares	2
Special Committee	17
Subsidiary	17
Surviving Corporation	1
Tax	17
Tax Allocation Agreement	14
Tax Assets	17
Termination Date	11

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2011 (this “Agreement”), among ACF Industries Holding Corp., a Delaware corporation (“ACF”), Arnos Corp., a Delaware corporation (“Arnos”), Arnos Sub Corp., a Delaware corporation (“Arnos Sub”), High River Limited Partnership, a Delaware limited partnership (“High River”), Barberry Corp., a Delaware corporation (“Barberry”, and together with, ACF, Arnos, Arnos Sub and High River, collectively, the “ Parent Group”), XO Merger Corp., a Delaware corporation, all of the outstanding capital stock of which is owned by the members of the Parent Group and/or their respective Affiliates (“Merger Sub”), and XO Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with the Parent Group and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein and (ii) approved and declared advisable this Agreement and the Merger in accordance with the DGCL;

WHEREAS, the respective board of directors of each member of the Parent Group and Merger Sub has each approved this Agreement and the Merger and declared its advisability; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parent Group, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1.  The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2.  Closing; Effective Time.  Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York, at 10:00 a.m. local time, on the Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VI (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time (or subsequent date and time) as the Parent Group and the Special Committee (on behalf of the Company) shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3.  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4.  Certificate of Incorporation; Bylaws.

(a)  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended and restated at the Effective Time so as to read in the form attached hereto as Exhibit A until thereafter amended as provided by applicable legal requirements.

(b)  At the Effective Time, the Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable legal requirements, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.5.  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal.

ARTICLE II
EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent Group, Merger Sub, the Company or the holders of any of the following securities:

(a)  Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Common Stock (“Shares”) described in Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive (a) one contractual value right (“CVR”), subject to the terms and provisions of Section 2.4, and (b) $1.40 in cash (the “Cash Consideration,” and together with the CVR, “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically canceled and shall cease to exist. If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b)  Each share of capital stock of the Company held in the treasury of the Company and each share of capital stock of the Company owned directly or indirectly by Merger Sub, the Parent Group, any entity to whom they transfer their shares, in whole or in part, or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (“Canceled Shares”) shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become validly issued, fully paid and nonassessable shares of capital stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d)  Such Shares with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or otherwise becomes ineligible for such appraisal, but rather the holder of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or otherwise shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent solely the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences.

Section 2.2.  Stock Options.  Immediately prior to the Effective Time, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company or otherwise, whether or not vested or exercisable, shall be cancelled and the holder of such Company Stock Option shall not receive any cash payment in respect thereof. At or prior to the Effective Time, the Board of Directors shall adopt such resolutions and take such actions as are necessary to effectuate the foregoing provisions of this Section 2.2.

Section 2.3.  Surrender of Shares.

(a)  Prior to the Effective Time, the Parent Group shall enter into an agreement (in a form reasonably acceptable to the Special Committee) with a paying agent reasonably acceptable to the Special Committee to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1. At or prior to the Effective Time, the Parent Group shall deposit with the Paying Agent sufficient funds to make all payments of the Cash Consideration pursuant to Section 2.1. Such funds may be invested by the Paying Agent in short term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or the Parent Group, as the Parent Group directs.

(b)  Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of Cash Consideration that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Parent Group that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate, other than Certificates representing Dissenting Shares which shall be treated in accordance with Section 2.2(d) and Certificates representing Cancelled Shares which shall be treated in accordance with Section 2.1(b), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as and when contemplated by this Article II, without interest.

(c)  Prior to the Effective Time, the Parent Group and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares (other than Cancelled Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Cash Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d)  At any time following the date that is six (6) months after the Effective Time, the Parent Group shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to the Parent Group and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All cash paid upon the surrender of Certificates and the rights under the CVRs in accordance with the terms of this Article II shall be deemed to be in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e)  After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)  Notwithstanding anything in this Agreement to the contrary, the Parent Group, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so withheld by the Parent Group, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by the Parent Group or the Paying Agent.

(g)  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

Section 2.4.  CVRs.

(a)  The CVRs will be uncertificated contract rights and will be non-assignable and non-transferable by any holder thereof, except with respect to such rights as required by any applicable community property laws or laws of descent and distribution.

(b)  The CVRs will become effective at the Effective Time and will expire at 11:59 p.m. New York City time on the earlier of (i) July 11, 2012 and (ii) the consummation of a Company Stock Sale or a Company Merger (the earlier of such dates, the “Maturity Date”). However, if after the Effective Time and prior to July 11, 2012, the Surviving Corporation or any of its Affiliates (the “Permitted Holders”) enters into a definitive agreement providing for a Company Sale (a “Sale Contract”), the Maturity Date shall not be the date specified in the sentence above, but shall be the later of (i) July 11, 2012 and (ii) the date the Company Sale pursuant to such Sale Contract is consummated or terminated.

(c)  If there is consummated after the Effective Time and on or before the Maturity Date one or more Company Sales which result in a CVR Distribution Amount greater than zero (0), then, following the Maturity Date, the Parent Group will deposit, or cause to be deposited, with the Paying Agent for payment, subject to any applicable withholding taxes, pro rata to each holder of a CVR, an amount per CVR (the “CVR Consideration”) equal to such CVR Distribution Amount and upon such deposit, subject solely to Section 2.4(e), the CVRs shall be automatically cancelled and be of no further force or effect and no further consideration shall be deliverable by the Parent Group in respect thereof.

(d)  If, on the Maturity Date, (i) no Company Sale has been consummated following the Effective Time and on or prior to the Maturity Date, or (ii) if one or more Company Sales has been consummated following the Effective Time and on or prior to the Maturity Date, and the CVR Distribution Amount is zero (0) or less, the CVRs shall automatically terminate and be of no further force or effect and no consideration shall be deliverable in respect thereof.

(e)  All computations and determinations relating to the CVRs shall be made by the Parent Group in good faith. Promptly after the Maturity Date, the Parent Group shall notify holders of CVRs in writing of the Parent Group’s determination as to (i) whether any Company Sale occurred after the Effective Time and on or before the Maturity Date, (ii) the aggregate amount of any Net Proceeds received in respect thereof, (iii) the amount (if any) of any resulting CVR Distribution Amount, and (iv) the amount of CVR Consideration (if any) due and payable to CVR holders under this Agreement ((i) through (iv) collectively, the “Relevant Determinations”). Following such notice, CVR holders shall have 90 days to communicate to the Parent Group in writing any objections to the Parent Group’s determination of the Relevant Determinations; provided, that, a CVR holder may object to the Parent Group’s determinations only (A) on the basis that the Parent Group’s determinations, including determinations regarding fair market value in the definition of “Net Proceeds” being made in good faith, were not made in accordance with the terms hereof, (B) to the extent that, if such holder’s objection was upheld, the Parent Group would be required to pay an aggregate of at least $200,000 more in CVR Consideration than according to the Parent Group’s determinations and (C) if the bases for such holder’s objection are specified in writing and in reasonable detail (such writing, an “Objection Notice ”). If the Parent Group receives one or more Objection Notices, then the Parent Group and the CVR holders who delivered such Objection Notice shall discuss the objections set forth therein in good faith and the Parent Group agrees, and each CVR holder by accepting a CVR agrees, to use all reasonable efforts to ensure that any final resolution of such objections will be applicable to, and binding on, all CVR holders (and not only those CVR holders who objected to Parent Group’s determinations). If additional amounts are paid in settlement of one or more Objection Notices, then all objecting and non-objecting CVR holders shall, to the extent practicable, be treated equally by the Parent Group and receive the same amount and form of consideration as the objecting CVR holders, based on and in proportion to the number of CVRs held by each such holder. If any such objections are not resolved by the date that is 150 days after the Maturity Date, then the Parent Group and the CVR holders shall submit the matter to the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”).

(f)  The holder of a CVR will not be entitled to any of the rights of a stockholder in the Parent Group or the Surviving Corporation or any of their respective Affiliates (including, without limitation, voting and dividend rights). None of the Parent Group or any of its Affiliates or Subsidiaries shall be liable to any person in respect of any CVR Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)  BY ACCEPTING A CVR, EACH CVR HOLDER HEREBY (I) IRREVOCABLY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED TO THE CVRS, (II) CONSENTS TO SUBMIT TO THE PERSONAL JURISDICTION OF THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE), IN THE EVENT ANY DISPUTE ARISES OUT OF THE CVRS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE CVRS, (III) AGREES NOT TO ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, (IV) AGREES NOT TO BRING ANY ACTION

RELATING TO THE CVRS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE CVRS IN ANY COURT OTHER THAN SAID COURTS OF THE STATE OF DELAWARE AS DESIGNATED ABOVE, AND (V) CONSENTS TO SERVICE BEING MADE THROUGH THE NOTICE PROCEDURES SET FORTH IN SECTION 8.2.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent Group and Merger Sub that:

Section 3.1.  Organization; Authority.  Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of the jurisdiction of its organization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, including the authorization and approval by the Company Board, acting on the unanimous recommendation of the Special Committee, and, upon receipt of the Parent Group Consent (as defined in Section 5.1) immediately following the execution of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Parent Group and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.2.  No Conflict; Required Filings and Consents.  Assuming the accuracy of the representations and warranties contained in Section 4.2 hereof, the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any material consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Information Statement) and state securities and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the Company from performing its obligations under this Agreement in any material respect.

Section 3.3.  Information Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.4.  Fairness Opinion.  The Special Committee has received the written opinion of J.P. Morgan Securities LLC, financial advisor to the Special Committee, dated July 11, 2011, addressed to the Special Committee and to the Company Board, that, based upon and subject to the factors and assumptions set forth therein, the Cash Consideration to be paid to the Minority Stockholders in the Merger is fair, from a financial point of view, to the Minority Stockholders, and a copy of such opinion will promptly be provided to the Parent Group, solely for informational purposes, following receipt thereof by the Company.

Section 3.5.  Brokers and Other Advisors.  Except for J.P. Morgan Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Special Committee, the Company or any of its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT GROUP AND MERGER SUB

The Parent Group and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1.  Organization; Authority.  Each member of the Parent Group and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. The Parent Group owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Each member of the Parent Group and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each member of the Parent Group and Merger Sub and the consummation by each member of the Parent Group and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of the Parent Group and Merger Sub and, upon receipt of the Parent Group Consent immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by the Parent Group as the stockholders of Merger Sub, and no other corporate proceedings on the part of the Parent Group or Merger Sub or such Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each member of the Parent Group and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each member of the Parent Group and Merger Sub enforceable against each member of the Parent Group and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.2.  No Conflict; Required Filings and Consents.  The execution, delivery and performance of this Agreement by each member of the Parent Group and Merger Sub and the consummation of the transactions contemplated hereby by each member of the Parent Group and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity including, but not limited to, the Federal Communications Commission or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not materially delay the Parent Group and Merger Sub from performing their obligations under this Agreement in any material respect.

Section 4.3.  Ownership.  As of the date hereof, the Parent Group collectively owns 113,410,769 shares of the Common Stock, all of the outstanding shares of the Company’s 7.00% Class B Convertible Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”), and all of the outstanding shares of the Company’s 9.50% Perpetual Preferred Stock, par value $0.01 per share (the “Perpetual Preferred Stock”).

Section 4.4.  Information Statement.  None of the information supplied or to be supplied by the Parent Group or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5.  Merger Sub.  Merger Sub is a special purpose company owned solely by current affiliated stockholders of the Company (in the same proportionate ownership as they own Company stock on the Closing Date) that was formed solely to effectuate the acquisition of all the stock of the Company held by persons other than the shareholders of Merger Sub. Merger Sub has not been and will not be used for any other purpose; provided, that if requested by the Parent Group and consented to by the Special Committeer, Company stock currently owned by the stockholders of Merger Sub shareholders may be contributed to Merger Sub.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1.  Parent Group Written Consents.  Immediately following the execution and delivery of this Agreement by the parties hereto, the members of the Parent Group shall execute and deliver, in accordance with Section 228 of the DGCL, written consents adopting the Agreement and approving the transactions contemplated hereby (i) in their capacity as the stockholders of Merger Sub and (ii) in their capacity as the majority stockholders of the Company (the “Parent Group Consent”).

Section 5.2.  Information Statement.  As soon as reasonably practicable following the date of this Agreement but in no event later than three (3) Business Days following the date of this Agreement, the Company shall, with the assistance of the Parent Group, prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). The Parent Group, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of the Parent Group and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Each of the Parent Group, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify the Parent Group and Merger Sub of the receipt of any comments from the SEC with respect to Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide the Parent Group with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide the Parent Group a reasonable opportunity to review and to propose comments on such document or response and shall consider the Parent Group’s comments in good faith. Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to each of its stockholders.

Section 5.3.  Directors’ and Officers’ Indemnification and Insurance.

(a)  Without limiting any additional rights under any existing agreement or arrangement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Parent Group shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Losses”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Parent Group or the Surviving Corporation from the Indemnified Party of a request therefor, (B) neither Parent Group nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) each of the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any such matter. The Parent Group or the Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any threatened or actual claim, action, suit, proceeding or investigation relating to any acts or omissions covered under this Section 5.3 unless there is a conflict of interest between the Parent Group and the Surviving Corporation, on the one hand, and the applicable Indemnified Party, on the other; provided, that, prior to any such assumption and control, the party assuming control of such defense shall provide to the applicable Indemnified Party a written undertaking reaffirming its obligations hereunder, under the organizational documents of the Company and the Surviving Corporation to indemnify such party against any and all Losses relating thereto or resulting therefrom.

(b)  The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)  Prior to the Effective Time, the Company shall and, if the Company is unable to, the Parent Group shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that, if the annual premium for such insurance shall exceed 300% of the current annual premium (such 300% threshold, the “Maximum Premium”), then the Company or the Parent Group, as applicable, shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and the Parent Group shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and the Parent Group shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof; provided, however, in each case, that, if the annual premium for such insurance shall exceed the Maximum Premium, then the Company or the Parent Group, as applicable, shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium.

(d)  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 5.3 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise, including, but not limited to, those under the Indemnification Agreements.

(f)  In the event that the Surviving Corporation or the Parent Group or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the Parent Group, as the case may be, shall succeed to the obligations set forth in this Section 5.3.

Section 5.4.  Further Action; Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its commercially reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger; (B) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (C) using commercially reasonable best efforts to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement. Each of the parties hereto agrees to treat the receipt of the Merger Consideration in exchange for shares of Company stock pursuant to the Merger as a taxable sale and purchase of Company stock for income tax purposes. With respect to any potential withholding tax under Section 1445 of the Internal Revenues Code of 1986, as amended (the “Code”), the parties hereto intend to rely on the exemption from such withholding tax pursuant to Code Section 897(c)(3) with respect to stockholders who beneficially own Common Stock representing less than five percent (5%) ownership in the Company. Promptly after the date hereof, the Company will make a determination as to whether the Company is able to supply a certificate in accordance with Treas. Reg. §1.1445-2(c)(3) that the Company is not a United States real property holding corporation so that no withholding will be required under Code Section 1445. Notwithstanding the foregoing, except as otherwise expressly provided by this Agreement, none of the parties hereto nor any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver, settlement or approval in order to consummate the transactions contemplated hereby.

Section 5.5.  Public Announcements.  Unless and until the earlier of (a) the termination of this Agreement and (b) the Effective Time, the Company and the Parent Group will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as such party may be advised by its legal counsel is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange. The Parent Group and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of the Parent Group and the Company.

Section 5.6.  Notification of Certain Matters.  The Company shall give prompt notice to the Parent Group, and the Parent Group shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or the Parent Group or (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries or Affiliates which relate to the Merger or the other transactions contemplated hereby.

Section 5.7.  Obligations of Merger Sub.  The Parent Group shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

ARTICLE VI
CONDITIONS OF MERGER

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)  Distribution of Information Statement.  The Information Statement shall have been sent to stockholders (in accordance with Regulation 14C of the Exchange Act) at least 20 calendar days prior to the Closing.

(b)  Orders.  As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered: (i) any law (whether temporary, preliminary or permanent), rule or regulation (collectively, a “Law”); or (ii) any decree, order, judgment, injunction, temporary restraining order or other order (whether temporary, preliminary or permanent) in any suit or proceeding (collectively, an “Order”), that in either case, restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 6.2.  Frustration of Closing Conditions.  None of the Company, the Parent Group or Merger Sub may rely on the failure of any condition set forth in Section 6.1, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of the Special Committee and the Parent Group.

Section 7.2.  Termination by Either the Parent Group or Special Committee.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the Special Committee or the Parent Group if (a) the Merger shall not have been consummated by December 1, 2011 (such date the “Termination Date”); or (b) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of the failure of the consummation of the Merger.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.  Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their express terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article VIII.

Section 8.2.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Parent Group or Merger Sub: c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153 Attn: General Counsel

if to the Company:

XO Holdings, Inc.
13865 Sunrise Valley Drive
Herndon, Virginia 20171
Attn: General Counsel

with an additional copy (which shall not constitute notice) to each of the members of the Special Committee and:

Dechert LLP
1775 I Street NW
Washington, DC 20006
Attn: Sander M. Bieber

and

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036
Attn: Stephen R. Rusmisel

Section 8.3.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.4.  Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties provided, that either of the Parent Group or Merger Sub may assign this Agreement and any or all rights or obligations hereunder to any of its Affiliates; provided, further, however, that such assignment shall not relieve the Parent Group or Merger Sub, as applicable, of its obligations hereunder.

Section 8.5.  Parties in Interest.  Except (i) as provided in Section 5.3 which shall be enforceable by the current and former officers and directors and their respective successors and assigns (and as to which each of the foregoing is an express third party beneficiary), and (ii) with respect to Article II, with respect to which, from and after the Effective Time, the Minority Stockholders of the Company are expressly intended as third party beneficiaries and shall have the right to enforce the terms and conditions of the CVR against the parties hereto, the Parent Group, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.6.  Governing Law.  This Agreement and all disputes between the parties under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflict of laws principles that would result in the application of the laws of any other jurisdiction).

Section 8.7.  Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 8.8.  Waivers and Amendments.  This Agreement may be amended, waived, modified or supplemented only by a written instrument executed by each of the parties hereto and in the case of a waiver, executed by the party hereto against whom enforcement of such waiver is sought, in each case, if by the Company, only with the approval of the Special Committee. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 8.9.  WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.10.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11.  Counterparts.  This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.12.  Specific Performance.  The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party, a party under this Agreement shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, shall, however, be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 8.13.  Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of (i) the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court located within the State of Delaware), and (ii) any state or federal court sitting in the State of New York, County of New York, including the federal district court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than said courts designated above, and (d) consents to service being made through the notice procedures set forth in Section 8.2. Each of the Company, the Parent Group and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 8.14.  Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 8.15.  CVR Distribution Amount Calculations.  Since the Tax Allocation Agreement, dated July 25, 2008 (the “Tax Allocation Agreement”), between the Company and Starfire Holding Corporation, by its terms provides that no payments shall be due thereunder after immediately before the Effective Time, in calculating whether a payment is due to the holders of the CVRs pursuant to the terms of this Agreement, no amounts shall be deemed payable to the Company or from the Company as a result of the provisions of the Tax Allocation Agreement. By way of example, attached hereto as Annex A for illustrative purposes only is an sample calculation of the CVR Distribution Amount to be made hereunder.

Section 8.16.  Certain Definitions.  Except as otherwise specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used in this Agreement and shall include the singular as well as the plural:

“Adjusted Outstanding Shares” means the Outstanding Shares plus the number of shares of Common Stock into which the Convertible Preferred Stock would be converted as of the Maturity Date assuming that (A) the Convertible Preferred Stock remained outstanding through and as of the Maturity Date and (B) the liquidation preference adjustment for the Convertible Preferred Stock is pro-rated for the period of time between the immediately preceding dividend payment date (assuming the Convertible Preferred Stock remained outstanding through and as of the Maturity Date) with respect thereto and the Maturity Date.

“Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person.

“beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Base Value” means the lesser of (i) the Maturity Date Implied Value Per Share and (ii) the Maturity Date Implied Value Per Share As Converted.

“Board of Directors” means the Board of Directors of the Company or any committee of directors lawfully exercising the relevant powers of said Board or Directors.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

“Company Sale” means the occurrence of any of the following events: (i) a sale or transfer, directly or indirectly, in a single transaction or a series of related or unrelated transactions (other than (i) up to $5,000,000 in the aggregate of sales or transfers of obsolete equipment and (ii) sales or transfers to customers of the Company in the ordinary course of business consistent with the Company’s past practice in type and amount), of any assets of the Surviving Corporation and its Subsidiaries (including existing or newly issued equity interests any of the Company’s Subsidiaries) to a third party that is not the Parent Group or any of its Affiliates from which the Parent Group or its Affiliates receives aggregate proceeds in U.S. Dollars (with any non-cash proceeds to be valued at their fair market value as determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) in excess of fifty percent (50%) of the sum of (x) $254,905,231 plus (y) the liquidation preference of the Convertible Preferred Stock as of the Effective Time plus (z) the liquidation preference of the Perpetual Preferred Stock as of the Effective Time (a “Company Asset Sale”); provided, that, the liquidation preference adjustment for the Convertible Preferred Stock and the Perpetual Preferred Stock shall be pro-rated for the period of time between the immediately preceding dividend payment date with respect thereto and the Effective Time; (ii) any “person” or “group”, other than Permitted Holders, the Parent Group or any Affiliate thereof, is or becomes the “beneficial owner”, directly or indirectly, of shares of capital stock of the Surviving Corporation, when taken together with all other such “persons” or “groups”, representing fifty percent (50%) or more of the then-outstanding capital stock of the Surviving Corporation based on either voting power or economic interest (a “Company Stock Sale”); or (iii) the Surviving Corporation consolidates with, or merges with or into, another Person (other than a Permitted Holder, the Parent Group or any Affiliate thereof) in a transaction in which the Surviving Corporation, any of its Subsidiaries, any Permitted Holder, the Parent Group and any Affiliate thereof own in the aggregate less than fifty percent (50%) of the then-outstanding capital stock of the entity surviving such consolidation or merger based on either voting power or economic interest (a “Company Merger”).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“CVR Distribution Amount” means the amount, if any, by which the Base Value exceeds $1.40.

“Maturity Date Implied Value Per Share” means the amount obtained by dividing (i) (A) the Net Proceeds, less (B) the liquidation preference of the Convertible Preferred Stock and the Perpetual Preferred Stock as of the Maturity Date (assuming the Convertible Preferred Stock and the Perpetual Preferred Stock remained outstanding through and as of the Maturity Date); provided, that, the liquidation preference adjustment for the Convertible Preferred Stock and the Perpetual Preferred Stock shall be pro-rated for the period of time between the immediately preceding dividend payment date (assuming the Convertible Preferred Stock and the Perpetual Preferred Stock remained outstanding through and as of the Maturity Date) with respect thereto and the Maturity Date, less (C) the aggregate amount of any and all contributions of capital or assets (the value of such assets to be determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) made from a member of the Parent Group or any Affiliate thereof to the Surviving Corporation (whether or not made in exchange for any capital stock or other equity thereof and including by way of a loan to the Surviving Corporation or its Subsidiaries to the extent outstanding as of the Maturity Date) after the Effective Time and prior to the Maturity Date, plus (D) the aggregate amount of dividends paid, loans (but solely to the extent outstanding as of the Maturity Date) or distributions (other than payments of principal or interest on any loans, provided, that the interest rate of such loans does not exceed what the Surviving Corporation would have been able to obtain from a unaffiliated third party) of either cash or assets (other than any Tax Assets) (the value of such assets to be determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) made by the Surviving Corporation to any of the Parent Group or their Affiliates (other than the Company or any Subsidiary thereof) after the Effective Time and prior to the Maturity Date, in each case, excluding any dividends or distributions funded from proceeds included in the calculation of Net Proceeds under clause (ii) of the definition of Net Proceeds by (ii) the Outstanding Shares.

“Maturity Date Implied Value Per Share As Converted” means the amount obtained by dividing (i) (A) the Net Proceeds, less (B) the liquidation preference of the Perpetual Preferred Stock as of the Maturity Date (assuming the Perpetual Preferred Stock remained outstanding through and as of the Maturity Date); provided, that, the liquidation preference adjustment for the Perpetual Preferred Stock shall be pro-rated for the period of time between the immediately preceding dividend payment date (assuming the Perpetual Preferred Stock remained outstanding through and as of the Maturity Date) with respect thereto and the Maturity Date, less (C) the aggregate amount of any and all contributions of capital or assets (the value of such assets to be determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) made from a member of the Parent Group or any Affiliate thereof to the Surviving Corporation (whether or not made in exchange for any capital stock or other equity thereof and including by way of a loan to the Surviving Corporation or its Subsidiaries to the extent outstanding as of the Maturity Date) after the Effective Time and prior to the Maturity Date, plus (D) the aggregate amount of dividends paid, loans (but solely to the extent outstanding as of the Maturity Date) or distributions (other than payments of principal or interest on any loans, provided, that the interest rate of such loans does not exceed what the Surviving Corporation would have been able to obtain from a unaffiliated third part) of either cash or assets (other than any Tax Assets) (the value of such assets to be determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) made by the Surviving Corporation to any of the Parent Group or their Affiliates (other than the Company or any Subsidiary thereof) after the Effective Time and prior to the Maturity Date, in each case, excluding any dividends or distributions funded from proceeds included in the calculation of Net Proceeds under clause (ii) of the definition of Net Proceeds by (ii) the Adjusted Outstanding Shares.

“Indemnification Agreements” shall mean the Indemnification Agreement, dated November 1, 2004, by and among the Company, Starfire Holdings Corporation and Fredrik Gradin and Indemnification Agreement, dated November 1, 2004, by and among the Company, Starfire Holdings Corporation and Robert Knauss.

“Minority Shares” means the number of outstanding shares of Common Stock owned by the Minority Stockholders.

“Minority Stockholders” means the stockholders of the Company other than Merger Sub and its Affiliates.

“Net Proceeds” means (i) the amount in U.S. Dollars of aggregate proceeds (with any non-cash proceeds to be valued at their fair market value as determined in good faith by the Parent Group as validated by an unaffiliated nationally recognized valuation firm) received by the Surviving Corporation or any of its Affiliates in respect of any Company Sale, plus (ii) in the case of any Company Asset Sale following which no Company Stock Sale or Company Merger occurs on or prior to the Maturity Date, the fair market value (to be determined in good faith by the Board of Directors of Parent Group as validated by an unaffiliated valuation firm) of any assets (other than any Tax Assets) of the Surviving Corporation or its Subsidiaries retained by Parent Group or its Affiliates (including the Company and its Subsidiaries) at the Maturity Date (excluding any and all amounts included in clause (i) above), plus (iii) in the case of any Company Stock Sale, the fair market value (to be determined in good faith by the Board of Directors of Parent Group as validated by an unaffiliated nationally recognized valuation firm) of the shares of capital stock of the Company retained by the Parent Group or its Affiliates at the Maturity Date (without attributing any value to any Tax Assets), plus (iv) in the case of any Company Merger, the fair market value (to be determined in good faith by the Board of Directors of Parent Group as validated by an unaffiliated nationally recognized valuation firm) of the shares of capital stock of the entity surviving such consolidation or merger retained by the Parent Group or its Affiliates at the Maturity Date (without attributing any value to any Tax Assets) minus (x) the costs relating to such transactions (including, without limitation, regulatory filing fees, legal, accounting and investment banking fees, and brokerage and sales commissions), and (y) in the case of any Company Asset Sale, all liabilities of the Surviving Corporation or its Subsidiaries to unaffiliated third parties (for the avoidance of doubt, no obligations under the Convertible Preferred Stock and the Perpetual Preferred Stock shall be considered a liability for the purposes of this clause (y)) that are retained by Parent Group or any of its Affiliates following consummation of such transaction to the extent not deducted from Net Proceeds pursuant to clause (C) of the definitions of Maturity Date Implied Value Per Share and Maturity Date Implied Value Per Share As Converted, as applicable.

“Outstanding Shares” means 182,075,165.

“Person” or “Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, a joint-stock company, an unincorporated organization and a government or any department or agency thereof.

“Special Committee” means the existing Special Committee of the Company’s Board of Directors, comprised of Messrs. Robert Knauss and Fredrik Gradin.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, the Parent Group or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, the Parent Group or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” means all taxes of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), franchise, gross receipts, payroll, sales, employment, use, property, ad valorem, real property, personal property, excise, value added, stamp, alternative or add-on minimum, withholding and other taxes, together with all interest, penalties and additions imposed with respect to such taxes that are imposed by any Governmental Entity responsible for the imposition of any such tax whether disputed or not.

“Tax Assets” means any net operating losses and net operating loss carryforwards of the Company and its Subsidiaries for tax purposes and any of their other tax assets including, without limitation, items or amounts of deduction, expense, credit, and loss and carryforwards of any such items or amounts.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the Parent Group, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

XO HOLDINGS, INC.
By: /s/ Laura W. Thomas Name: Laura W. Thomas Title: Chief Financial Officer
ARNOS CORP.
By: /s/ Keith Cozza Name: Keith Cozza Title: Authorized Signatory
ARNOS SUB CORP.
By: /s/ Keith Cozza Name: Keith Cozza Title: President
BARBERRY CORP.
By: /s/ Keith Cozza Name: Keith Cozza Title: Secretary
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, its general partner
By: Barberry Corp., its member
By: /s/ Keith Cozza Name: Keith Cozza Title: Secretary
ACF INDUSTRIES HOLDING CORP.
By: /s/ Keith Cozza Name: Keith Cozza Title: Vice President
XO MERGER CORP.
By: /s/ Keith Cozza Name: Keith Cozza Title: Treasurer and Secretary

[Signature page to the Agreement and Plan of Merger]

CVR Distribution Amount Calculation
($ in thousands, except per share)

	Example1		Example 2
	No Conversion	As Converted	No Conversion	As Converted
Asset Sales	$700,000	$700,000	$800,000	$800,000
FMV of Remaining Assets	$600,000	$600,000	$600,000	$600,000
less: Transaction Costs	($12,000)	($12,000)	($12,000)	($12,000)
less: Surviving Company Liabilities	($15,000)	($15,000)	($15,000)	($15,000)
Net Proceeds	$1,273,000	$1,273,000	$1,373,000	$1,373,000
less: Preferred Stock @ 7/11/11	($979,402)	($297,371)	($979,402)	($297,371)
less: Accretion on preferred through 7/11/12	($78,283)	($29,273)	($78,283)	($29,273)
less: Capital Contributions	($55,000)	($55,000)	($55,000)	($55,000)
plus: Dividends Paid	$75,000	$75,000	$75,000	$75,000
Maturity Date Implied Value	$235,315	$966,356	$335,315	$1,066,356
Outstanding Shares	182,075,165	669,435,988	182,075,165	669,435,988
Maturity Date Implied Value Per Share	$1.29		$1.84
Maturity Date Implied Value Per Share as Converted		$1.44		$1.59
Base Value	$1.29		$1.59
CVR Distribution Amount Per Share	$0.00		$0.19

Assumptions and Variables

Asset Value for Company Sale
Price Per Share	$1.40
Share Outstanding	182,075,165
Equity Value	$254,905
Convertible Preferred	$682,031	@7/11/11
Perpetual Preferred	$297,371	@7/11/11
Asset Value for Company Sale	$1,234,307
Transaction between Effective Date and Maturity Date
NOLs Used	$10,000
NOLs Retained	$1,000,000
Dividends Issued	$75,000
Capital In	$25,000
Affilliated Borrowings Outstanding at Maturity	$30,000
Unaffilliated 3rd Party Borrowings Outstanding at Maturity	$15,000
Transaction Costs	$12,000

Assumes Company Sale occurs 7/11/12.

Preferred B – Convertible
Quarterly Dividend	1.750%

Liquidation Value
12/31/2010 Balance	$657,366
3/31/2011 Balance	$668,870
6/30/2011 Balance	$680,575
7/11/2011 Balance	$682,031
Annual Interest	7.186%
7/11/12 Balance	$731,041
Conversion Price	$1.50
Shares as Converted	487,360,823

Preferred C – Perpetual
Quarterly Dividend	2.375%

Liquidation Value
12/31/2010 Balance	$282,912
3/31/2011 Balance	$289,631
6/30/2011 Balance	$296,510
7/11/2011 Balance	$297,371
Annual Interest	9.844%
7/11/12 Balance	$326,644

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
XO HOLDINGS, INC.

XO Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is XO Holdings, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 25, 2005.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

1.  The name of the corporation is XO Holdings, Inc. (the “Corporation”).

2.  The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808, and its registered agent at such address is Corporation Service Company.

3.  The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.  The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Thousand (100,000) shares which shall consist of: (i) Seventy-Five Thousand (75,000) shares of Common Stock of the par value of one cent ($0.01) per share (the “Common Stock”) and (ii) Twenty Five Thousand (25,000) shares consisting of undesignated Preferred Stock of the par value of one cent ($0.01) per share (the “Undesignated Preferred Stock”).

(a)	The Common Stock is entitled to vote on all matters which come before the Stockholders. Each share of Common Stock shall have one (1) vote on all matters on which holders of Common Stock are entitled to vote. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.
(b)	The relative powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon, the Undesignated Preferred Stock, are as follows:

Undesignated Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Undesignated Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this paragraph 4, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

(i)	the designation of the series and the number of shares to constitute each series;
(ii)	the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including preferences over dividends on the Common Stock or any other class or classes);

(iii)	whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another Corporation;
(iv)	the terms and amount of any sinking, retirement or purchase fund;
(v)	the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;
(vi)	the voting rights (other than any voting rights that the Undesignated Preferred Stock may have as a matter of law);
(vii)	any restrictions on the issue or reissue or sale of additional Undesignated Preferred Stock;
(viii)	the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or any other class or classes or series of stock);
(ix)	the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and
(x)	such other special rights and privileges, if any, for the benefit of the holders of the Undesignated Preferred Stock, as shall not be inconsistent with provisions of this Certificate of Incorporation.

All shares of Undesignated Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Undesignated Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (i) to (ix) inclusive above.

5.  The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

6.  To the fullest extent permitted under federal law of the United States and the laws of the State of Delaware:

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this paragraph 6.

The indemnification and other rights set forth in this paragraph 6 shall not be exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. Neither the amendment nor repeal of this paragraph 6, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph 6, shall eliminate or reduce the effect of this paragraph 6, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 6, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

7.  A director shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to the Corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, conduct violating section 174 of the General Corporation Law or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director shall be eliminated or limited to the full extent permitted by the General Corporation Law, as so amended. Any repeal or modification of this paragraph 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

8.  The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law as from time to time in effect or any successor provision thereto.

9.  The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or the bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, has executed, signed and acknowledged this amended and restated certificate of incorporation on this  day of , 201.

By: ___________________________
Name:
Title:

Annex B

J.P.Morgan

July 11, 2011

The Special Committee of the Board of Directors
XO Holdings, Inc.
13865 Sunrise Valley Drive
Herndon, Virginia 20171

The Board of Directors
XO Holdings, Inc.
13865 Sunrise Valley Drive
Herndon, Virginia 20171

Members of the Special Committee and the Board of Directors:

The Special Committee of the Board of Directors of the Company has requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of XO Holdings, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with XO Merger Corp., a wholly-owned subsidiary of ACF Industries Holding Corp., Arnos Corp., Arnos Sub Corp., High River Limited Partnership and Barberry Corp (collectively, the “Acquiror”). At the request of the Special Committee, this opinion is also being delivered to the Board of Directors of the Company. Pursuant to the Agreement and Plan of Merger (the “Agreement”) among the Company, the Acquiror and XO Merger Corp., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $1.40 per share in cash (the “Consideration”) and one contractual value right, as described in the Agreement.

In connection with preparing our opinion, we have (i) reviewed a draft dated July 10, 2011 of the Agreement; (ii) reviewed the Tax Allocation Agreement, dated July 25, 2008, between the Company and Starfire Holding Corporation (the “Tax Agreement”); (iii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies in the industries in which the Company operates; (v) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant or that are in the industries in which the Company operates and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business, including schedules of the Company’s current and future net operating losses and estimates of payments under the Tax Agreement; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. At the direction of the Special Committee of the Board of Directors of the Company, for purposes of our opinion we did not consider any additional value that the Acquiror and its affiliates may realize through the use of any net operating losses of the Company other than those the Company would be able to realize on a standalone basis, including under the Tax Agreement. With the Special Committee’s permission, we have not ascribed a value to the contractual value rights. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration paid in connection therewith to, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Transaction. We will receive a fee from the Company upon delivery of this opinion and may receive a discretionary fee from the Company in the future in connection with the Transaction under the terms of our engagement letter with the Special Committee. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and certain companies for which Carl C. Icahn (an affiliate of the Acquiror), directly or indirectly, has a controlling stake (the “Icahn controlled companies”), as well as with Lions Gate Entertainment Corp. (“Lions Gate”), a company in which Mr. Icahn, directly or indirectly, owns approximately 37.13% of the outstanding common stock according to a Schedule 13D report filed by Mr. Icahn on December 13, 2010, for which we and our affiliates have received customary compensation. Such services during such period have included acting as (i) financial advisor to the Special Committee of the Board of Directors of the Company from August 2009 until January 2010 in connection with a previously proposed acquisition by ACF Industries Holding Corp. of the Company common stock held by its minority stockholders and (ii) joint bookrunner for senior secured notes offerings by a wholly-owned subsidiary of Lions Gate in May 2011 and October 2009. In addition, our commercial banking affiliate (i) provides cash management and other treasury and securities services to the Company, Lions Gate and Federal-Mogul Corporation, an Icahn controlled company, and (ii) is an agent bank and/or a lender under outstanding credit facilities of Federal-Mogul Corporation and Lions Gate, for which it receives customary compensation or other financial benefits. In addition, one of our affiliates and Lions Gate own 49% and 51%, respectively, of the interests of TV Guide Network. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, Lions Gate or Icahn controlled companies, for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Special Committee of the Board of Directors of the Company (in its capacity as such) and, at the request of the Special Committee, to the Board of Directors of the Company (in its capacity as such), in connection with and for the purposes of their evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should exercise its appraisal rights with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

Annex C

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

XO HOLDINGS, INC.

ACTION BY WRITTEN CONSENT
OF THE STOCKHOLDERS

Pursuant to Section 228 of the
General Corporation Law of the State of Delaware

The undersigned, being holders of shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote as of the close of business on July 11, 2011, of XO Holdings, Inc., a Delaware corporation (the “Company”), pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) do, by this writing, consent to the following actions and adopt the following resolutions, effective at the close of business on July 11, 2011:

Adoption of the Merger Agreement

WHEREAS, on July 11, 2011 the board of directors of the Company, acting upon the unanimous recommendation of a special committee of the board of directors, (i) determined that it is in the best interests of the Company and the stockholders of the Company other than the Parent Group, and declared it advisable, to enter into the Agreement and Plan of Merger, dated as of July 11, 2011, among ACF Industries Holding Corp., a Delaware corporation (“ACF”), Arnos Corp., a Delaware corporation (“Arnos”), Arnos Sub Corp., a Delaware corporation (“Arnos Sub”), High River Limited Partnership, a Delaware limited partnership (“High River”), Barberry Corp., a Delaware corporation (“Barberry”, and together with, ACF, Arnos, Arnos Sub and High River, collectively, the “Parent Group”), XO Merger Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Parent Group (“Merger Sub”), and the Company, attached hereto as Exhibit A (the “Merger Agreement”) providing for the merger of Merger Sub with and into the Company in accordance with the DGCL, upon the terms and subject to the conditions set forth herein and (ii) approved and declared advisable the Merger Agreement and the merger in accordance with the DGCL; and

WHEREAS, based on the foregoing, the undersigned stockholders considered the Merger Agreement and merger.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, as attached hereto as Exhibit A, be and hereby is, adopted.

IN WITNESS WHEREOF, by executing this Action by Written Consent of the Stockholders, each undersigned stockholder is giving written consent with respect to all shares of the Company’s capital stock held by such stockholder as of the close of business on July 11, 2011 in favor of the above resolution. This Action by Written Consent of the Stockholders shall be filed with the minutes of the proceedings of the Company. This Action by Written Consent of the Stockholders may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

STOCKHOLDERS
ACF INDUSTRIES HOLDING CORP.
Date: July 11, 2011	/s/ Keith Cozza By: Keith Cozza Its:
ARNOS CORP.
Date: July 11, 2011	/s/ Keith Cozza By: Keith Cozza Its: Authorized Signatory
ARNOS SUB CORP.
Date: July 11, 2011	/s/ Keith Cozza By: Keith Cozza Its: President
BARBERRY CORP.
Date: July 11, 2011	/s/ Keith Cozza By: Keith Cozza Its: Secretary
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, its general parter
By: Barberry Corp., its member partner
Date: July 11, 2011	/s/ Keith Cozza By: Keith Cozza Its: Secretary

Exhibit A

Executed Merger Agreement